Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

LTX CORPORATION,

ZOO MERGER CORPORATION

AND

CREDENCE SYSTEMS CORPORATION

Dated as of June 20, 2008

i

INDEX OF DEFINED TERMS

Term	Reference
401(k) Plans	5.9(g)
Acquisition	7.3(b)(iv)
Acquisition Proposal	5.3(g)(i)
Agreement	Preamble
Approval	2.12(d)(ii)
Book Entry Shares	1.7(c)
Briefings	5.6(b)
business day	8.3(a)
Certificate of Merger	1.2
Certificates	1.7(c)
Change of Recommendation	5.3(d)(i)
Change of Recommendation Notice	5.3(d)(i)(2)
Charter Amendment	3.3(a)
Closing	1.2
Closing Date	1.2
Code	Recitals
Confidentiality Agreement	5.4(a)
Contract	2.2(b)
Credence	Preamble
Credence Balance Sheet	2.4(b)
Credence Benefit Plan	2.12(a)(i)
Credence Board Approval	2.18
Credence Charter Documents	2.1(b)
Credence Common Stock	1.6(a)
Credence Convertible Notes	1.6(f)
Credence Current Employees	5.9(e)
Credence Designated SEC Reports	8.3(b)
Credence Disclosure Schedule	Article II
Credence Employee	2.12(a)(ii)
Credence Employee Agreement	2.12(a)(iv)
Credence Environmental Permits	2.14(d)
Credence Financials	2.4(b)
Credence IP	2.7(a)(i)
Credence IP Contracts	2.7(b)(ii)
Credence Lease	2.13(a)
Credence Leased Property	2.13(a)
Credence Licensed IP	2.7(a)(iii)
Credence Material Contract	2.15(a)
Credence Necessary Consents	2.3(c)
Credence Options	2.2(c)
Credence Owned Property	2.13(b)
Credence Permits	2.8(b)
Credence Preferred Stock	2.2(b)
Credence Products	2.7(a)(iv)
Credence Purchase Plan	1.6(d)
Credence Real Property	2.13(b)
Credence Registered Intellectual Property	2.7(a)(v)
Credence Restricted Stock	2.2(a)
Credence Restricted Stock Unit	2.2(a)

Term	Reference
Credence Routine Grants	4.1(b)(iii)
Credence SEC Reports	2.4(a)
Credence Stock Plans	2.2(c)
Credence Termination Fee	7.3(b)(i)(1)
Credence Third Party IP Contract	2.7(a)(vi)
Credence Stockholder Voting Agreements	Recitals
D&O Insurance	5.10(b)
DGCL	Recitals
DOJ	5.6(a)
Domain Names	2.7(a)(viii)
Effect	8.3(c)
Effective Time	1.2
Environment	2.14(a)(ii)
Environmental Law	2.14(a)(iii)
Environmental Matters	2.14(a)(i)
ERISA	2.12(a)(i)
ERISA Affiliate	2.12(a)(iii)
Exchange Act	2.3(c)
Exchange Agent	1.7(a)
Exchange Fund	1.7(b)
Exchange Ratio	1.6(a)
FTC	5.6(a)
GAAP	2.4(b)
Governmental Entity	2.3(c)
Hazardous Material	2.14(b)
HSR Act	2.3(c)
include, includes and including	8.3(a)
Indemnified Parties	5.10(a)
Indenture	1.6(f)
Intellectual Property	2.7(a)(vii)
Intervening Event	5.3(d)(ii)
JPMorgan	3.10
Know-How	2.7(a)(v)
Knowledge	8.3(c)
Legal Requirements	2.2(d)
Lehman	2.10
Liens	2.1(d)
LTX	Preamble
LTX Balance Sheet	3.4(b)
LTX Benefit Plan	3.12(a)(i)
LTX Board Approval	3.18
LTX Charter Documents	3.1(b)
LTX Common Stock	1.6(a)
LTX Designated SEC Reports	8.3(d)
LTX Disclosure Schedule	Article III
LTX Employee	3.12(a)(ii)
LTX Employee Agreement	3.12(a)(iii)
LTX Environmental Permits	3.14(c)
LTX Financials	3.4(b)
LTX IP	3.7(a)(i)
LTX IP Contracts	3.7(a)(ii)

v

Term	Reference
LTX Lease	3.13(a)
LTX Leased Property	3.13(a)
LTX Licensed IP	3.7(a)(iii)
LTX Material Contract	3.15(a)
LTX Necessary Consents	3.3(c)
LTX Options	3.2(c)
LTX Owned Property	3.13(b)
LTX Permits	3.8(b)
LTX Products	3.7(a)(iv)
LTX Real Property	3.13(b)
LTX Registered Intellectual Property	3.7(a)(v)
LTX Restricted Stock Unit	3.2(b)
LTX Rights	3.2(a)
LTX Rights Agreement	3.2(a)
LTX Routine Grants	4.2(b)(iii)
LTX SEC Reports	3.4(a)
LTX Stock Plans	3.2(c)
LTX Termination Fee	7.3(b)(ii)(1)
LTX Third Party IP Contract	3.7(a)(vi)
LTX Stockholder Voting Agreements	Recitals
Matching Bid	5.3(d)(i)(3)
Material Adverse Effect	8.3(e)
MBCA	Recitals
Merger	1.1
Merger Sub	Preamble
Merger Sub Common Stock	1.6(c)
MoFo	5.12(b)
Nasdaq	1.6(e)
Necessary Consents	3.3(c)
Outside Date	7.1(b)
Permits	2.8(b)
Permitted Purchases	4.2(b)(v)
Person	8.3(f)
Proxy Statement/Prospectus	2.17
PTO	2.7(b)(i)
Reference Date	2.2(a)
Registered Intellectual Property	2.7(a)(viii)
Registration Statement	2.17
Release	2.14(a)i)
Representatives	5.3(a)
Sarbanes-Oxley Act	2.4(d)
Securities Act	2.4(a)
Share Issuance	Recitals
Significant Subsidiary	2.1(b)
Stockholders’ Meeting	5.2(a)
Stockholder Voting Agreements	Recitals
Subsidiary	2.1(a)
Subsidiary Charter Documents	2.1(b)
Superior Offer	5.3(g)(ii)
Surviving Corporation	1.1
Surviving Corporation Common Stock	1.6(c)

Term	Reference
Tax	2.6(a)(i)
Tax Returns	2.6(a)(ii)
Taxes	2.6(a)
the business of	8.3(a)
Triggering Event	7.1(i)
URLs	2.7(a)(vi)
WilmerHale	5.12(b)

INDEX OF EXHIBITS

Exhibit A	LTX Stockholder Voting Agreement

Exhibit B	Credence Stockholder Voting Agreement

Exhibit C	Amended Certificate of Incorporation of the Surviving Corporation

Exhibit D	Amended and Restated Bylaws of the Surviving Corporation

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of June 20, 2008, by and among LTX Corporation, a Massachusetts corporation (“LTX”), Zoo Merger Corporation, a Delaware corporation and a direct wholly-owned subsidiary of LTX (“Merger Sub”), and Credence Systems Corporation, a Delaware corporation (“Credence”).

RECITALS

A. The respective Boards of Directors of LTX, Merger Sub and Credence have determined it advisable and in the best interests of their respective corporations and stockholders that LTX and Credence consummate the business combination and other transactions provided for in this Agreement.

B. The respective Boards of Directors of LTX, Merger Sub and Credence have approved and declared the advisability of, in accordance with the applicable provisions of the Massachusetts Business Corporation Act (the “MBCA”) and the General Corporation Law of the State of Delaware (the “DGCL”), this Agreement and the transactions contemplated hereby, including the Merger (as defined in Section 1.1).

C. The Board of Directors of Credence has resolved to recommend to its stockholders adoption of this Agreement.

D. The Board of Directors of LTX has authorized, and resolved to recommend to its stockholders approval of, the issuance of shares of LTX Common Stock (as defined in Section 1.6(a)) in connection with the Merger (the “Share Issuance”) and the Charter Amendment (as defined in Section 3.3(a)).

E. Concurrently with the execution of this Agreement and as a condition and inducement to LTX’s and Credence’s willingness to enter into this Agreement, Credence and certain stockholders of LTX are entering into stockholder voting agreements in substantially the form attached hereto as Exhibit A (the “LTX Stockholder Voting Agreements”), and LTX and certain stockholders of Credence are entering into voting agreements in substantially the form attached hereto as Exhibit B (the “Credence Stockholder Voting Agreements” and, collectively with the LTX Voting Agreements, the “Stockholder Voting Agreements”).

F. LTX, Merger Sub and Credence desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

G. For United States federal income tax purposes, the parties intend that the Merger qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the parties intend, by executing this Agreement, to adopt a plan of reorganization for purposes of Section 368(a) of the Code.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub shall be merged with and into Credence (the “Merger”), the separate corporate existence of Merger Sub shall cease and Credence shall continue as the surviving corporation. Credence, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2 Closing; Effective Time. The closing of the Merger (the “Closing”) shall take place at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, located at 60 State Street, Boston, Massachusetts, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied or waived at the Closing), or at such other time, date and location as the parties hereto agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date.” Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”) (the time of such filing with the Secretary of State of the State of Delaware (or such later time as may be agreed in writing by Credence and LTX and specified in the Certificate of Merger) being the “Effective Time”) as soon as practicable on or after the Closing Date.

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time all the property, rights, privileges, powers and franchises of Credence and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Credence and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4 Certificate of Incorporation and Bylaws.

(a) At the Effective Time, the certificate of incorporation of Credence shall be amended in its entirety to read as set forth in Exhibit C hereto and as so amended shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended in accordance with the DGCL and as provided in such certificate of incorporation.

(b) At the Effective Time, the bylaws of Credence shall be amended and restated in their entirety to read as set forth on Exhibit D hereto and as so amended and restated shall be the bylaws of the Surviving Corporation, until thereafter amended in accordance with the DGCL and as provided in such bylaws.

1.5 Directors and Officers. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified.

1.6 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of LTX, Merger Sub, Credence or the holders of any of the following securities, the following shall occur:

(a) Credence Common Stock. Each share of common stock, par value $0.001 per share, of Credence (“Credence Common Stock”) issued and outstanding immediately prior to the Effective Time, other than any shares of Credence Common Stock to be canceled pursuant to Section 1.6(b), will each be canceled and extinguished and automatically converted (subject to Section 1.6(e)) into the right to receive that number of validly issued, fully paid and nonassessable shares of common stock of LTX, par value $0.05 per share (“LTX Common Stock”), that is equal to the quotient obtained by dividing (A) the difference between (x) the quotient obtained by dividing the number of shares of LTX Common Stock outstanding immediately prior to the Effective Time (treating for this purpose as outstanding only those shares of LTX Common Stock that are actually issued and outstanding immediately prior to the Effective Time) by 0.4998, and (y) the number of shares of LTX Common Stock outstanding immediately prior to the Effective Time (treating for this purpose as outstanding only those shares of LTX Common Stock that are actually issued and outstanding immediately prior to the Effective Time), by (B) that number of shares of Credence Common Stock outstanding immediately prior to the Effective Time, other than any shares of Credence Common Stock to be cancelled pursuant to Section 1.6(b) (treating for this purpose as outstanding only those shares of Credence Common Stock that are actually issued and outstanding immediately prior to the Effective Time) (the “Exchange Ratio”), upon surrender of the certificate representing, immediately prior to the Effective Time, such share of Credence Common Stock (or surrender of a Book Entry Share (as defined in Section 1.7(c)) in the manner provided in Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.9). The parties acknowledge that it is their intention that the Exchange Ratio will cause the holders of outstanding shares of Credence Common Stock immediately prior to the Effective Time to hold a majority of the total outstanding shares of LTX Common Stock immediately following the Effective Time.

(b) Cancellation of Treasury and LTX Owned Stock. Each share of Credence Common Stock held by Credence or LTX, or any direct or indirect subsidiary of Credence or LTX, immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

(c) Capital Stock of Merger Sub. Each share of common stock, par value $0.001 per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation (the “Surviving Corporation Common Stock”). Each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of Surviving Corporation Common Stock.

(d) Stock Options; Stock-Based Awards; Employee Stock Purchase Plan. All Credence Options (as defined in Section 2.2(c)) outstanding under each Credence Stock Plan (as defined in Section 2.2(c)) shall be assumed by LTX in accordance with Sections 5.9(a) and 5.9(b). Credence Restricted Stock and Credence Restricted Stock Units (each as defined in Section 2.2(b)) under Credence Stock Plans shall be treated as set forth in Sections 5.9(c) and 5.9(d), respectively. Rights outstanding under Credence’s 1994 Employee Stock Purchase Plan (the “Credence Purchase Plan”) shall be treated as set forth in Section 5.9(e).

(e) Fractional Shares. No fraction of a share of LTX Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of record of shares of Credence Common Stock who would otherwise be entitled to receive a fraction of a share of LTX Common Stock (after aggregating all fractional shares of LTX Common Stock that otherwise would be received by such holder of record) shall, upon surrender of such holder’s Certificate(s) (as defined in Section 1.7(c)), receive an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of: (i) such fraction, multiplied by (ii) the average closing sale price at the 4:00 p.m., Eastern time, end of regular trading hours of one share of LTX Common Stock for the 10 most recent trading days that LTX Common Stock has traded ending on the trading day one day prior to the Effective Time, as reported on The Nasdaq Stock Market LLC’s Global Market (“Nasdaq”).

(f) Conversion of Debt. Credence’s 3.5% Convertible Notes due 2010 (the “Credence Convertible Notes”) shall remain outstanding as notes of Credence; however in lieu of being convertible into shares of Credence Common Stock, following the Effective Time, LTX shall enter into a supplemental indenture to the Indenture, dated as of December 20, 2006, relating to the Credence Convertible Notes (the “Indenture”) with the trustee under the Indenture pursuant to which the Credence Convertible Notes shall become convertible into LTX Common Stock at a conversion ratio equal to the conversion ratio in effect immediately prior to the Effective Time multiplied by the Exchange Ratio.

(g) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the appropriate economic effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into LTX Common Stock or Credence Common Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to LTX Common Stock or Credence Common Stock occurring or having a record date on or after the date hereof and prior to the Effective Time; provided, however, that nothing in this

Section 1.6(g) shall be construed as providing consent to any action or event pursuant to, or waiving any of the provisions of, Sections 4.1 or 4.2 of this Agreement.

1.7 Surrender of Certificates.

(a) Exchange Agent. Prior to the Effective Time, LTX shall appoint Computershare Trust Company, N.A. or another institution reasonably satisfactory to Credence to act as the exchange agent (the “Exchange Agent”) hereunder for the purpose of distributing the LTX Common Stock and other cash amounts contemplated by this Article I to the holders of Credence Common Stock.

(b) LTX to Provide Common Stock. Promptly after the Effective Time, LTX shall make available to the Exchange Agent for exchange in accordance with this Article I the shares of LTX Common Stock issuable pursuant to Section 1.6(a) in exchange for outstanding shares of Credence Common Stock. In addition, LTX shall make available to the Exchange Agent as necessary from time to time after the Effective Time, cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.6(e) and any dividends or distributions to which holders of shares of Credence Common Stock may be entitled pursuant to Section 1.7(d). Any cash and LTX Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

(c) Exchange Procedures. As soon as reasonably practicable after the Effective Time, LTX shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the “Certificates”), which immediately prior to the Effective Time represented outstanding shares of Credence Common Stock, or non-certificated shares of Credence Common Stock represented by book entry (“Book Entry Shares”) whose shares were converted into the right to receive shares of LTX Common Stock pursuant to Section 1.6(a), cash in lieu of any fractional shares pursuant to Section 1.6(e) and any dividends or other distributions pursuant to Section 1.7(d): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates or Book Entry Shares to the Exchange Agent) and shall otherwise be in customary form and (ii) instructions for effecting the surrender of the Certificates or Book Entry Shares in exchange for certificates representing whole shares of LTX Common Stock, cash in lieu of any fractional shares pursuant to Section 1.6(e) and any dividends or other distributions pursuant to Section 1.7(d). Upon surrender of Certificates or Book Entry Shares for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required by the Exchange Agent, the holder of record of such Certificates or Book Entry Shares shall be entitled to receive in exchange therefor the number of whole shares of LTX Common Stock (after taking into account all Certificates and Book Entry Shares surrendered by such holder of record) to which such holder is entitled pursuant to Section 1.6(a) (which, at the election of LTX, may be in uncertificated book entry form unless a physical certificate is requested by the holder of record or is otherwise required by applicable Legal Requirements (as defined in Section 2.2(d)), a cash payment in lieu of fractional shares which such holder has the right to receive pursuant to Section 1.6(e) and a cash payment for any dividends or distributions payable pursuant to Section 1.7(d), and the Certificates and Book Entry Shares so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates or Book Entry Shares will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive the number of full shares of LTX Common Stock into which such shares of Credence Common Stock shall have been converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6(e) and any dividends or distributions payable pursuant to Section 1.7(d).

(d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date hereof with respect to LTX Common Stock with a record date after the Effective Time and no payment in lieu of fractional shares pursuant to Section 1.6(e) will be paid to the holders of any unsurrendered Certificates or Book Entry Shares with respect to the shares of Credence Common Stock formerly represented thereby until the holders of record of such Certificates shall surrender such Certificates or Book Entry Shares in accordance with this Section 1.7. Subject to applicable Legal Requirements, following surrender of any such Certificates or Book Entry Shares, the Exchange Agent shall deliver to the record holders thereof, without interest (i) promptly after such surrender, the number of whole shares of LTX Common Stock issued in exchange therefor along with payment in lieu of fractional shares pursuant to Section 1.6(e) and the amount of any such dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of LTX Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such whole shares of LTX Common Stock.

(e) Transfers of Ownership. If shares of LTX Common Stock are to be issued in a name other than that in which the Certificates or Book Entry Shares surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates or Book Entry Shares so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Persons (as defined in Section 8.3(d)) requesting such exchange will have paid to LTX or any agent designated by it any transfer or other Taxes (as defined in Section 2.6(a)) required by reason of the issuance of shares of LTX Common Stock in any name other than that of the registered holder of the Certificates or Book Entry Shares surrendered, or established to the reasonable satisfaction of LTX or any agent designated by it that such Tax has been paid or is not payable.

(f) Withholding Rights. Each of LTX, the Exchange Agent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Credence Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign Tax law or under any other applicable Legal Requirements, and to collect IRS Forms W-8 or W-9, as applicable, or similar information from the recipients of payments hereunder. To the extent such amounts are so deducted or withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

(g) No Liability. Notwithstanding anything to the contrary in this Section 1.7, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to a holder of shares of LTX Common Stock or Credence Common Stock for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered immediately prior to such date on which any shares of LTX Common Stock, and any cash payable to the holder of such Certificate pursuant to Section 1.6(e) or any dividends or distributions payable to the holder of such Certificate pursuant to Section 1.7(d) would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 2.3(c)), any such shares of LTX Common Stock or cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Legal Requirements, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(h) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates or Book Entry Shares six months after the Effective Time shall, at the request of the Surviving Corporation, be delivered to the Surviving Corporation or otherwise according to the instruction of the Surviving Corporation, and any holders of the Certificates or Book Entry Shares who have not surrendered such Certificates or Book Entry Shares in compliance with this Section 1.7 shall after such delivery to the Surviving Corporation look only to LTX, as a general unsecured creditor, for payment of its claim for shares of LTX Common Stock pursuant to Section 1.6(a), cash in lieu of any fractional shares pursuant to Section 1.6(e) and any dividends or other distributions pursuant to Section 1.7(d) with respect to the shares of Credence Common Stock formerly represented thereby.

1.8 No Further Transfers of Credence Common Stock. All shares of LTX Common Stock issued upon the surrender for exchange of shares of Credence Common Stock in accordance with the terms hereof (including any cash or dividends or other distributions paid in respect thereof pursuant to Sections 1.6(e) and 1.7(d)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such shares of Credence

Common Stock, and from and after the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Credence Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book Entry Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.9 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of LTX Common Stock, cash for fractional shares, if any, as may be required pursuant to Section 1.6(e) and any dividends or distributions payable pursuant to Section 1.7(d); provided, however, that LTX may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against LTX, Credence or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

1.10 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code. The parties hereto adopt this Agreement as a plan of reorganization within the meaning of Treasury Regulations sections 1.368-1(c) and 1.368-2(g).

1.11 Further Action. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Credence and Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Credence and Merger Sub, any other actions and things necessary or advisable to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF CREDENCE

Except as disclosed in the Credence Designated SEC Reports (as defined in Section 8.3(b)) or as set forth in the disclosure schedule delivered by Credence to LTX dated as of the date hereof (the “Credence Disclosure Schedule”), Credence represents and warrants to LTX and Merger Sub as follows.

2.1 Organization; Standing; Charter Documents; Subsidiaries.

(a) Organization; Standing and Power. Credence and each of its Subsidiaries (as defined below) (i) is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (except to the extent such concepts are not recognized or applicable under the laws of the jurisdiction in which any such entity is organized), (ii) has the requisite corporate or other organizational power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so organized, existing and in good standing or so qualified, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect (as defined in Section 8.3(e)) on Credence and its Subsidiaries, taken as a whole. For purposes of this Agreement, “Subsidiary,” when used with respect to any party, shall mean any corporation or other organization at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries.

(b) Charter Documents. Credence has delivered or made available to LTX true and correct copies of (i) the certificate of incorporation (including any certificate of designations) and bylaws of Credence, each as amended to date (collectively, the “Credence Charter Documents”), and (ii) the certificate of incorporation and bylaws, or like organizational documents, each as amended to date (collectively, “Subsidiary Charter Documents”), of each Significant Subsidiary (as defined in Rule 1.02 of Regulation S-X promulgated by the SEC, a “Significant Subsidiary”) of Credence, and each such instrument is in full force and effect. Credence is not in material violation of any of the provisions of the Credence Charter Documents and each Subsidiary of Credence is not in material violation of its respective Subsidiary Charter Documents.

(c) Minutes. Credence has made available to LTX and its representatives true and complete copies of the minutes of all meetings of the stockholders, the Board of Directors and each committee of the Board of Directors of Credence held since January 1, 2005.

(d) Subsidiaries. Section 2.1(d) of the Credence Disclosure Schedule lists each Subsidiary of Credence and indicates each Significant Subsidiary of Credence. All the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary have been duly authorized and validly issued and are fully paid and, where applicable as a legal concept, nonassessable and are owned by Credence, a wholly-owned Subsidiary of Credence, or Credence and another wholly-owned Subsidiary of Credence, free and clear of all pledges, claims, liens, charges, encumbrances, options and security interests of any kind or nature whatsoever (collectively, “Liens”), including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, except for restrictions imposed by applicable securities laws. Other than the Subsidiaries of Credence, Credence does not own, directly or indirectly, any securities or capital stock of, or other equity or voting interests of any nature in, any other Person.

2.2 Capital Structure

(a) Capital Stock. The authorized capital stock of Credence consists of: (i) 150,000,000 shares of Credence Common Stock and (ii) 1,000,000 shares of preferred stock, par value $0.001 per share (the “Credence Preferred Stock”). At the close of business on June 16, 2008 (the “Reference Date”): (w) 102,499,393 shares of Credence Common Stock were issued and outstanding, excluding shares of Credence Common Stock held by Credence in its treasury, (x) no shares of Credence Common Stock were issued and held by Credence in its treasury, (y) no shares of Credence Preferred Stock were issued and outstanding, and (z) 14,848,485 shares of Credence Common Stock were reserved for issuance upon conversion of Credence’s 3.5% Convertible Notes due 2010. No shares of Credence Common Stock are owned or held by any Subsidiary of Credence. All of the outstanding shares of capital stock of Credence are, and all shares of capital stock of Credence which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights.

(b) Credence Restricted Stock and Credence Restricted Stock Units. Section 2.2(b)(i) of the Credence Disclosure Schedule sets forth (A) the name of each holder of Credence Restricted Stock, (B) the number of shares of Credence Restricted Stock held by such holder, (C) the repurchase price of such Credence Restricted Stock, (D) the date on which such Credence Restricted Stock was purchased or granted, (E) the applicable vesting schedule pursuant to which Credence’s right of repurchase or forfeiture lapses, and (F) the extent to which such Credence right of repurchase or forfeiture has lapsed as of the date hereof. Section 2.2(b)(ii) of the Credence Disclosure Schedule sets forth (A) the name of each holder of Credence Restricted Stock Units, (B) the number of shares of Credence Common Stock subject to each Credence Restricted Stock Unit, (C) the date on which such Credence Restricted Stock Unit was granted, (D) the applicable vesting and settlement and/or delivery schedule for such Credence Restricted Stock Unit, and whether the vesting is time or performance based, and (E) the extent to which such Credence Restricted Stock Unit has vested or settled as of the date hereof. Upon consummation of the Merger, (1) the shares of LTX Common Stock issued in exchange for any shares of Credence Restricted Stock or to be issued upon any settlement of a Credence Restricted Stock Unit will, without any further act of LTX, Merger Sub,

Credence or any other Person, become subject to the restrictions, conditions and other provisions contained in any agreement, contract, subcontract, settlement agreement, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect (each, a “Contract”), relating to such shares of Credence Restricted Stock or shares subject to Credence Restricted Stock Units and (2) LTX will automatically succeed to and become entitled to exercise Credence’s rights and remedies under any such Contract without modification. There are no commitments or agreements to which Credence is bound obligating Credence to waive its right of repurchase or forfeiture with respect to any Credence Restricted Stock or Credence Restricted Stock Unit as a result of the Merger (whether alone or upon the occurrence of any additional or subsequent events). For purposes of this Agreement, “Credence Restricted Stock” shall mean shares of Credence Common Stock that are subject to a Contract pursuant to which Credence has the right to repurchase, redeem or otherwise reacquire such shares of Credence Common Stock, including by forfeiture, and “Credence Restricted Stock Unit” shall mean all restricted stock units and rights to receive shares of Credence Common Stock or an amount in cash measured by the value of a number of shares of Credence Common Stock.

(c) Stock Options. As of the close of business on the Reference Date: (i) 14,986,854 shares of Credence Common Stock were subject to issuance pursuant to outstanding Credence Options (as defined below) to purchase Credence Common Stock under the applicable Credence Benefit Plans that are stock plans as set forth on Section 2.12(b) of the Credence Disclosure Schedule (the “Credence Stock Plans”) (equity or other equity-based awards, whether payable in cash, shares or otherwise, granted under or pursuant to the Credence Stock Plans, other than Credence Restricted Stock or Credence Restricted Stock Units, are referred to in this Agreement as “Credence Options”), and (ii) 7,664,314 shares of Credence Common Stock are reserved for future issuance under the Credence Stock Plans, including 408,738 shares reserved for issuance under the Credence Purchase Plan. Credence has made available to LTX a true and complete list of each Credence Option outstanding as of the Reference Date, and (1) the particular Credence Stock Plan (if any) pursuant to which such Credence Option was granted, (2) the name of the holder of such Credence Option, (3) the number of shares of Credence Common Stock subject to such Credence Option, (4) the exercise price of such Credence Option, (5) the date on which such Credence Option was granted, (6) the applicable vesting schedule, and the extent to which such Credence Option was vested and exercisable as of the Reference Date, and (7) the date on which such Credence Option expires. All shares of Credence Common Stock subject to issuance under the applicable Credence Benefit Plans, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issued, would be duly authorized, validly issued, fully paid and nonassessable. All grants of Credence Options were validly issued and properly approved by the Board of Directors of Credence (or a duly authorized committee or subcommittee thereof) in material compliance with all applicable Legal Requirements and recorded on the Credence Financials (as defined in Section 2.4(b)) in accordance with GAAP (as defined in Section 2.4(b)). As of the Reference Date, there are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights or equity based awards with respect to Credence other than as set forth in Sections 2.2(b) and (c).

(d) Other Securities. Except as otherwise set forth in this Section 2.2, as of the Reference Date, there are no securities, warrants, calls, rights or Contracts to which Credence or any of its Subsidiaries is a party or by which any of them is bound obligating Credence or any of its Subsidiaries to issue (including on a deferred basis), deliver or sell, or cause to be issued, delivered or sold, or otherwise granting Credence or any of its Subsidiaries the right to have a third party issue, deliver or sell to Credence or any of its Subsidiaries, additional shares of capital stock or other voting securities of Credence or any of its Subsidiaries, or obligating Credence or any of its Subsidiaries to issue, grant, extend or enter into any such security, warrant, call, right or Contract. All outstanding shares of Credence Common Stock, all outstanding Credence Options, all outstanding Credence Restricted Stock, all outstanding Credence Restricted Stock Units, and all outstanding shares of capital stock of each Subsidiary of Credence have been issued and granted in material compliance with (i) all applicable securities laws and all other applicable Legal Requirements and (ii) all requirements set forth in applicable Contracts. Except for shares of Credence

Restricted Stock or shares subject to Credence Restricted Stock Units, as of the Reference Date, there are not any outstanding Contracts of Credence or any of its Subsidiaries to (A) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, Credence or any of its Subsidiaries or (B) dispose of any shares of the capital stock of, or other equity or voting interests in, any of its Subsidiaries. Credence and its Subsidiaries have not entered into any swaps, caps, collars, floors or other derivative contracts or securities relating to interest rates, equity securities, debt securities or commodities. Neither Credence nor any of its Subsidiaries is a party to any voting agreements, irrevocable proxies, voting trusts, registration rights agreements or other voting arrangements with respect to shares of the capital stock of, or other equity or voting interests in, Credence or any of its Subsidiaries. For purposes of this Agreement, “Legal Requirements” shall mean any federal, state, local, municipal or foreign law, statute, constitution, ordinance, code, or published order, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

(e) No Changes. Between the Reference Date and the date of this Agreement, there has been no change in (i) the outstanding capital stock of Credence, (ii) the number of Credence Options outstanding, (iii) the number of shares of Credence Restricted Stock outstanding, (iv) the number of shares subject to Credence Restricted Stock Units or (v) the number of other options, warrants or other rights to purchase capital stock of Credence, other than (A) pursuant to the exercise, vesting or settlement of Credence Options, Credence Restricted Stock or Credence Restricted Stock Units outstanding as of the Reference Date, issued pursuant to Credence Stock Plans, or (B) repurchases from Credence Employees following termination of employment pursuant to the terms of applicable pre-existing stock option, restricted stock, restricted stock unit or purchase agreements.

2.3 Authority; Non-Contravention; Necessary Consents.

(a) Authority. Credence has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Credence and the consummation by Credence of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Credence and no other corporate proceedings on the part of Credence are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the adoption of this Agreement by Credence’s stockholders and the filing of the Certificate of Merger pursuant to the DGCL. The adoption of this Agreement by the holders of a majority of the outstanding shares of Credence Common Stock, which are entitled to one (1) vote per share, is the only vote of the holders of any class or series of Credence capital stock or other securities necessary to adopt this Agreement and consummate the Merger and the other transactions contemplated hereby. There are no bonds, debentures, notes or other indebtedness of Credence having the right to vote (or, other than the Credence Convertible Notes, convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Credence may vote. This Agreement has been duly executed and delivered by Credence and, assuming due execution and delivery by LTX and Merger Sub, constitutes a valid and binding obligation of Credence, enforceable against Credence in accordance with its terms, except that such enforceability (i) may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and (ii) is subject to general principles of equity.

(b) Non–Contravention. The execution and delivery of this Agreement by Credence do not, and performance of this Agreement and consummation of the transactions contemplated by this Agreement by Credence will not: (i) conflict with or violate any provision of any of the Credence Charter Documents or any Subsidiary Charter Documents of any Subsidiary of Credence, (ii) subject to the approvals contemplated in Section 5.2 and compliance with the requirements set forth in or disclosed pursuant to Sections 2.3(a) and 2.3(c), conflict with or violate any material Legal Requirement applicable to Credence or any of its Subsidiaries or by which Credence or any of its Subsidiaries or any of their respective properties is bound or affected, or (iii) subject to obtaining the consents set forth in Section 2.3(c) of the Credence Disclosure Schedule, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Credence’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Credence or any of its Subsidiaries pursuant to, any Credence Material Contract (as defined in Section 2.15(a)), except, in the case of clauses (ii) and (iii) above, for any such conflicts, breaches, defaults, impairments, alterations, rights of termination, amendments, acceleration or cancellation, Liens or violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Credence and its Subsidiaries, taken as a whole.

(c) Necessary Consents. No consent, approval, order or authorization of, or registration, declaration or filing with any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental entity or instrumentality, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental function (a “Governmental Entity”) is required to be obtained or made by Credence in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filing of the Proxy Statement/Prospectus (as defined in Section 2.17) with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the effectiveness of the Registration Statement (as defined in Section 2.17) in accordance with the Securities Act, (iii) the filing of such reports, schedules or materials under Section 13 or Rule 14a-12 under the Exchange Act and materials under Rule 165 and Rule 145 under the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby and thereby, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the comparable laws of any foreign country reasonably determined by the parties to be required, (v) the consents listed on Section 2.3(c) of the Credence Disclosure Schedule, (vi) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities or “blue sky” laws and the securities laws of any foreign country, and (vii) such other consents, clearances, authorizations, filings, approvals, orders, declarations and registrations with respect to any Governmental Entity the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Credence and its Subsidiaries, taken as a whole. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (i) through (vi) are referred to herein as the “Credence Necessary Consents.”

2.4 SEC Filings; Financial Statements.

(a) SEC Filings. Credence has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC since January 1, 2005. Credence has made available to LTX all such registration statements, prospectuses, reports, schedules, forms, statements and other documents in the form filed with the SEC that are not publicly available through the SEC’s EDGAR database. All such required registration statements, prospectuses, reports, schedules, forms, statements and other documents are referred to herein as the “Credence SEC Reports.” As of their respective dates, the Credence SEC Reports complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Credence SEC Reports. All Credence SEC Reports (x) were or will be filed on a timely basis, (y) at the time filed, were or will be prepared in compliance in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Credence SEC Reports, and (z) did not or will not at the time they were filed or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Credence’s Subsidiaries is subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act. Credence has heretofore made available to LTX correct and complete copies of all material correspondence with the SEC occurring since January 1, 2005 that is not publicly available through the SEC’s EDGAR database. As of the date hereof, there are no unresolved comments issued by the staff of the SEC with respect to any of the Credence SEC Reports.

(b) Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Credence SEC Reports (as amended), including any Credence SEC Reports filed after the date hereof until the Closing (the “Credence Financials”), as of their respective dates: (i) complied or when filed will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto as in effect as of the time of filing, (ii) was or will be prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor forms under the Exchange Act), and (iii) fairly presented or will fairly present, in all material respects, the consolidated financial position of Credence and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of Credence’s operations and cash flows for the periods indicated (subject, in the case of unaudited statements, to normal year-end audit adjustments, as permitted by GAAP and the applicable rules and regulations promulgated by the SEC which were not, or are not expected to be, material in amount or effect). The balance sheet of Credence as of May 3, 2008, contained in the Credence SEC Reports is hereinafter referred to as the “Credence Balance Sheet.” Neither Credence nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S K promulgated by the SEC).

(c) No Undisclosed Liabilities. There are no liabilities of Credence or its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined or otherwise, other than:

(i) liabilities disclosed or provided for in the Credence Balance Sheet or in the notes thereto;

(ii) liabilities incurred in the ordinary course of business since the date of the Credence Balance Sheet;

(iii) liabilities arising, or expressly permitted to be incurred, under this Agreement;

(iv) liabilities which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Credence and its Subsidiaries, taken as a whole; and

(v) liabilities that have been disclosed in Section 2.4(c) of the Credence Disclosure Schedule.

(d) Internal Controls and Procedures. Credence has established and maintains disclosure controls and procedures and internal control over financial reporting, as such terms are defined in, and as required by, Rules 13a-15 and 15d-15 under the Exchange Act. Credence’s disclosure controls and procedures are designed to ensure that all material information required to be disclosed by Credence in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Credence’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The principal executive officer and principal financial officer of Credence have made all certifications required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC. Credence and each of its Subsidiaries has established and maintains a system of internal control over financial reporting, which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements (including the Credence Financials) for external purposes in accordance with GAAP, including policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Credence and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Credence and its Subsidiaries are being made only in accordance with authorizations of management and the Board of Directors of Credence, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Credence’s assets that could have a material effect on the financial statements of Credence and its Subsidiaries. To the Knowledge of Credence, since the date of Credence’s most recent Form 10-Q filed with the SEC, neither Credence nor any of its Subsidiaries (including any Credence Employee (as defined in Section 2.12(a)(ii)), nor Credence’s independent auditors, has identified or been made aware of (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by Credence and its Subsidiaries, (B) any fraud, whether or not material, that involves Credence’s management or other Credence Employees, or (C) any claim or allegation regarding any of the foregoing. In connection with the periods covered by the Credence Financials, Credence has disclosed to LTX all deficiencies and weaknesses identified in writing by Credence or Credence’s independent auditors (whether current or former) in the design or operation of internal controls over financial reporting utilized by Credence and its Subsidiaries.

(e) Sarbanes-Oxley Act; Nasdaq. Credence is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of Nasdaq.

(f) Independent Auditors. Ernst & Young LLP, Credence’s current auditors, is and has been at all times since its engagement by Credence (x) “independent” with respect to Credence within the meaning of Regulation S-X and (y) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act (to the extent applicable) and the related rules of the SEC and the Public Company Accounting Oversight Board.

2.5 Absence of Certain Changes or Events. Since the date of the Credence Balance Sheet, Credence and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice and, since such date, there has not been (i) any change, event, circumstance, development or effect that individually or in the aggregate has had, or would reasonably be expected to have, a Material Adverse Effect on Credence and its Subsidiaries, taken as a whole; or (ii) any other action or event that would have required the consent of LTX pursuant to Section 4.1 of this Agreement had such action or event occurred after the date of this Agreement.

2.6 Taxes.

(a) Definitions. For the purposes of this Agreement:

(i) “Tax” or, collectively, “Taxes” shall mean any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities in the nature of taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts.

(ii) “Tax Returns” shall mean any and all reports, returns, declarations, or statements relating to Taxes (including any schedule or attachment thereto) filed or required to be filed with any Governmental Entity.

(b) Tax Returns and Audits.

(i) Credence and each of its Subsidiaries have properly filed on a timely basis all material Tax Returns that they were required to file, and all such Tax Returns were true, correct and complete in all material respects. Each of Credence and its Subsidiaries has paid on a timely basis all material Taxes that were due and payable. The most recent financial statements contained in the Credence SEC

Reports reflect an adequate reserve (in accordance with GAAP) for all material Taxes payable by Credence and its Subsidiaries through the date of such financial statements and all unpaid Taxes of Credence and each of its Subsidiaries for all tax periods commencing after the date of such financial statements arose in the ordinary course of business consistent with past practice. No material deficiencies for any Taxes have been asserted or assessed, or to the Knowledge of Credence, proposed, against Credence or any of its Subsidiaries, nor has Credence or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any material Tax which waiver or extension remains in effect.

(ii) Credence and each of its Subsidiaries have timely paid or withheld with respect to their employees (and paid over any amounts withheld to the appropriate Taxing authority) all federal and state income taxes, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other similar Taxes required to be paid or withheld and material to Credence and its Subsidiaries, taken as a whole.

(iii) No audit or other examination of any material Tax Return of Credence or any of its Subsidiaries is in progress as of the date hereof, nor has Credence or any of its Subsidiaries been notified in writing as of the date hereof of any request for such an audit or other examination.

(iv) Credence has made available (for this purpose in the Credence electronic data room or otherwise) to LTX copies of all material Tax Returns for Credence and each of its Subsidiaries filed for all periods beginning January 1, 2004 or later.

(v) Neither Credence nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Merger.

(vi) Neither Credence nor any of its Subsidiaries has engaged in a “reportable transaction,” as set forth in Treasury Regulations section 1.6011-4(b), or any transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a “listed transaction,” as set forth in Treasury Regulations section 1.6011-4(b)(2).

(vii) Neither Credence nor any of its Subsidiaries has taken any action or has failed to take any action or has Knowledge of any fact, agreement, plan or other circumstance that would cause the Merger to fail to qualify as a reorganization with the meaning of Section 368(a) of the Code.

(viii) There is no contract, agreement, plan or arrangement to which Credence or any of its Subsidiaries is a party, including the provisions of this Agreement, covering any employee, consultant or director of Credence or any of its Subsidiaries, which, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 404 or 162(m) of the Code.

(ix) Neither Credence nor any of its Subsidiaries (A) has any actual or potential liability under Treasury Regulations section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any Person other than Credence or any of its Subsidiaries, or (B) is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement.

(x) Neither Credence nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any Contract that could obligate it to make any payments that may be treated as an “excess parachute payment” under Section 280G of the Code, determined without regard to Section 280G(b)(4)(B) of the Code.

2.7 Intellectual Property.

(a) Definitions. For the purposes of this Agreement, the following terms have the following meanings:

(i) “Credence IP” shall mean any Intellectual Property owned by Credence or any of its Subsidiaries and material to the conduct of the business of Credence and its Subsidiaries, taken as a whole.

(ii) “Credence IP Contract” shall mean any Contract to which Credence or any of its Subsidiaries is a party with respect to the grant of any license or ownership interest in any Credence IP (other than “shrink wrap” and similar widely available commercial end-user licenses).

(iii) “Credence Licensed IP” shall mean any Intellectual Property licensed by Credence or any of its Subsidiaries from a third party and material to the conduct of the business of Credence and its Subsidiaries, taken as a whole.

(iv) “Credence Products” shall mean all products or service offerings of Credence that, since January 1, 2005, have been marketed, sold or distributed, or that Credence currently intends to market, sell or distribute, including any products or service offerings currently under development.

(v) “Credence Registered Intellectual Property” shall mean all of the Registered Intellectual Property owned by, or filed in the name of, Credence or any of its Subsidiaries and material to the conduct of the business of Credence and its Subsidiaries, taken as a whole.

(vi) “Credence Third Party IP Contract” shall mean all contracts pursuant to which a third party has licensed any Credence Licensed IP to Credence or its Subsidiaries.

(vii) “Intellectual Property” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (A) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (B) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer data and all documentation necessary to any of the foregoing (“Know-How”); (C) all works of authorship, copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (D) all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology; (E) domain names, uniform resource locators (“URLs”) and other names and locators associated with the Internet (collectively, “Domain Names”), (F) all computer software, including all source code, object code, firmware, development tools, files, records and data, and all media on which any of the foregoing is recorded; (G) all industrial designs and any registrations and applications therefor throughout the world; (H) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (I) all databases and data collections and all rights therein throughout the world; (J) all moral and economic rights of authors and inventors, however denominated, throughout the world; and (K) any similar or equivalent rights to any of the foregoing anywhere in the world.

(viii) “Registered Intellectual Property” shall mean all United States, international and foreign: (A) patents and patent applications (including provisional applications); (B) registered trademarks and applications to register trademarks; (C) registered copyrights and applications for copyright registration; and (D) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

(b) Credence Intellectual Property.

(i) Registered Intellectual Property; Proceedings. Section 2.7(b)(i) of the Credence Disclosure Schedule contains a complete and accurate list of (i) all Credence Registered Intellectual Property and

specifies, where applicable, the jurisdictions in which each such item of Credence Registered Intellectual Property has been issued or registered, the filing and/or issue dates, and the corresponding application and registration numbers and similar identifiers, and (ii) all proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere else in the world) related to any Credence Registered Intellectual Property.

(ii) Registration. To the Knowledge of Credence, each item of Credence Registered Intellectual Property is valid and subsisting.

(iii) Intellectual Property Contracts. Neither Credence nor any of its Subsidiaries is in material breach of any Credence IP Contracts or any Credence Third Party IP Contracts (other than “shrink wrap” and similar widely available commercial end-user licenses) and, to Credence’s Knowledge, no other party has materially failed to perform under any of the Credence IP Contracts or Credence Third Party IP Contracts. Section 2.7(b)(iii) of the Credence Disclosure Schedule contains a complete and accurate list of all Credence Third Party IP Contracts and all material Credence IP Contracts.

(c) Ownership.

(i) No Credence IP is as of the date hereof subject to any legal proceeding or outstanding legal decree, order, judgment or stipulation restricting in any material manner, the use, transfer, or licensing thereof by Credence or any of its Subsidiaries.

(ii) Credence owns each item of Credence IP free and clear of any security interest, pledge or mortgage.

(d) Non-Infringement. To the Knowledge of Credence, the design, development, manufacture, use, import, sale and licensing of Credence Products does not infringe or misappropriate any Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction and there are no claims pending or, to the Knowledge of Credence, threatened against Credence claiming that the Credence Products infringe or misappropriate the Intellectual Property of any third party.

(e) Intellectual Property Contracts.

(i) Except as set forth in Section 2.7(e)(i) of the Credence Disclosure Schedule, neither this Agreement nor the consummation of the transactions contemplated by this Agreement will automatically result in the breach, modification, cancellation, termination or suspension of any Credence Third Party IP Contract.

(ii) Neither this Agreement nor the transactions contemplated by this Agreement will result in (A) any third party being automatically granted rights or access to, or the placement in or release from escrow, of any Credence IP, (B) Credence automatically granting to any third party any right in any Credence IP, or (C) Credence automatically being obligated contractually to pay any material royalties or other material amounts to any third party in excess of those payable by Credence or its Subsidiaries prior to the Closing.

(f) Third-Party Infringement. As of the date hereof, there are no legal proceedings or written threats of legal proceedings in which Credence or its Subsidiaries have alleged the misappropriation or infringement of Credence IP. To the Knowledge of Credence, no third party is infringing, violating or misappropriating in any material respect any of the Credence IP.

(g) Trade Secret Protection. With respect to Credence IP, Credence and each of its Subsidiaries have taken commercially reasonable steps to protect the rights of Credence and its Subsidiaries in Credence’s and its Subsidiaries’ confidential information and trade secrets and any trade secrets or confidential information of third parties provided to Credence or any of its Subsidiaries under an obligation of confidentiality.

2.8 Compliance; Permits.

(a) Compliance. Except, individually or in the aggregate, as has not had and would not reasonably be expected to have a Material Adverse Effect on Credence and its Subsidiaries, taken as a whole, neither Credence nor any of its Subsidiaries is in conflict with, or in default or in violation of, (i) any Legal Requirement applicable to Credence or any of its Subsidiaries or by which Credence or any of its Subsidiaries or any of their respective businesses or properties is bound or affected, or (ii) any Contract or Permit (as defined below) to which Credence or any of its Subsidiaries is a party or by which Credence or any of its Subsidiaries or its or any of their respective businesses or properties is bound or affected. To the Knowledge of Credence, no material investigation or review by any Governmental Entity is pending or has been threatened against Credence or any of its Subsidiaries. There is no material judgment, injunction, order or decree binding upon Credence or any of its Subsidiaries which has or would reasonably be expected to have the effect of prohibiting or materially impairing (A) any business practices of Credence and its Subsidiaries, taken as a whole, or (B) the conduct of business by Credence and its Subsidiaries as currently conducted.

(b) Permits. Credence and its Subsidiaries hold all permits, licenses, variances, clearances, consents, commissions, franchises, exemptions, orders and approvals from Governmental Entities (“Permits”) that are required for the operation of the business of Credence and its Subsidiaries as currently conducted, other than Permits the absence of which would not reasonably be expected to have a Material Adverse Effect on Credence and its Subsidiaries, taken as a whole (collectively, “Credence Permits” other than Credence Environmental Permits which are covered exclusively under Section 2.14). No suspension or cancellation of any of Credence Permits is pending or, to the Knowledge of Credence, threatened. Credence and its Subsidiaries are in compliance in all material respects with the terms of the Credence Permits.

(c) Foreign Corrupt Practices Act; Export Control Laws. Neither Credence nor any of its Subsidiaries (including any of their respective officers or directors) has taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, any rules or regulations thereunder or any similar Legal Requirement relating to bribery or improper influence, except for any such violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Credence and its Subsidiaries, taken as a whole. Credence and each of its Subsidiaries is currently conducting, and have at all times since their inception conducted, their respective businesses in compliance in all material respects with and not in violation of any export control Legal Requirement, trade embargo or the anti-boycott provisions of any applicable Legal Requirements.

2.9 Litigation. There are no claims, suits, actions or proceedings pending or, to the Knowledge of Credence, threatened against Credence or any of its Subsidiaries before any court, Governmental Entity, or any arbitrator (a) that seek to restrain or enjoin the consummation of the transactions contemplated hereby or (b) which, either individually or in the aggregate with all such claims, suits, actions or proceedings, have had or would reasonably be expected to have a Material Adverse Effect on Credence and its Subsidiaries, taken as a whole.

2.10 Brokers’ and Finders’ Fees. Except for fees payable to Lehman Brothers Inc. (“Lehman”) pursuant to an engagement letter dated February 8, 2008, as amended on June 3, 2008, a copy of which has been provided to LTX, no agent, broker, investment banker, financial advisor or other firm or Person is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with this Agreement or any transaction contemplated hereby based upon arrangements made by or on behalf of Credence.

2.11 Transactions with Affiliates. Except as set forth in the Designated Credence SEC Reports, since the date of Credence’s last proxy statement filed with the SEC, no event has occurred that would be required to be reported by Credence pursuant to Item 404 of Regulation S K promulgated by the SEC.

2.12 Employee Benefit Plans and Labor Matters.

(a) Definitions.

(i) “Credence Benefit Plan” shall mean each “employee benefit plan,” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other material plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, which is maintained, contributed to, or required to be contributed to, by Credence or any ERISA Affiliate for the benefit of two or more Credence Employees, or with respect to which Credence or any ERISA Affiliate has any liability or obligation.

(ii) “Credence Employee” shall mean any current or former or retired employee, consultant or director of Credence or any ERISA Affiliate.

(iii) “ERISA Affiliate” shall mean each Subsidiary of Credence or LTX, as the case may be, and any other Person or entity under common control with Credence or LTX, as the case may be, or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

(iv) “Credence Employee Agreement” shall mean (A) each management, employment, severance, retention, stay bonus, consulting, relocation, repatriation, expatriation, visa, work permit or other Contract between Credence or any ERISA Affiliate and any current, former or retired executive officer or director of Credence and (B) each management, employment, severance, retention, stay bonus, consulting, relocation, repatriation, expatriation, visa, work permit or other Contract between Credence or any ERISA Affiliate and any Credence Employee, other than a current, former or retired executive officer or director of Credence, that is material either individually or in the aggregate with all such similar Contracts.

(b) Schedule. Section 2.12(b) of the Credence Disclosure Schedule contains an accurate and complete list of each Credence Benefit Plan and each Credence Employee Agreement. Neither Credence nor any ERISA Affiliate has any plan or commitment to establish, adopt or enter into any new Credence Benefit Plan or Credence Employee Agreement or to modify any Credence Benefit Plan or Credence Employee Agreement (except to the extent required by Legal Requirements or to conform any such Credence Benefit Plan or Credence Employee Agreement to any applicable Legal Requirements, or as required by this Agreement) that would reasonably be expected to result in material liability to Credence and its ERISA Affiliates, taken as a whole.

(c) Documents. Credence has provided or made available to LTX correct and complete copies of: (i) all documents embodying each Credence Benefit Plan and each Credence Employee Agreement required to be disclosed pursuant to Section 2.12(b) above including all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each such Credence Benefit Plan; (ii) the most recent annual actuarial valuations, if any, prepared for each Credence Benefit Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Credence Benefit Plan; (iv) if any Credence Benefit Plan is funded, the most recent annual and periodic accounting of Credence Benefit Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Credence Benefit Plan; (vi) all IRS determination, opinion, notification and advisory letters; (vii) all material communications to any Credence Employee or Credence Employees relating to any Credence Benefit Plan and any proposed Credence Benefit Plans, in each case relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability material to Credence and its Subsidiaries, taken as a whole; (viii) all material correspondence to or from any governmental agency relating to any Credence Benefit Plan; and (ix) the three (3) most recent plan years discrimination tests for each Credence Benefit Plan for which such tests are required.

(d) Benefit Plan Compliance.

(i) With respect to each Credence Benefit Plan, no event has occurred and, to the Knowledge of Credence, there exists no condition or set of circumstances, in connection with which Credence or any of its ERISA Affiliates would be subject to any liability under ERISA, the Code or any other applicable Legal Requirement material to Credence and its Subsidiaries, taken as a whole.

(ii) Each Credence Benefit Plan has been, in all material respects, administered and operated in accordance with its terms, with the applicable provisions of ERISA, the Code and all other applicable material Legal Requirements and the terms of any applicable collective bargaining agreements. Each Credence Benefit Plan, including any material amendments thereto, that is capable of approval by, and/or registration for and/or qualification for special tax status with, the appropriate taxation, social security and/or supervisory authorities in the relevant country, state, territory or the like (each, an “Approval”) has received such Approval or there remains a period of time in which to obtain such Approval retroactive to the date of any material amendment that has not previously received such Approval, except for the lack of such Approvals which, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in material liability to Credence and its Controlled Group Affiliates, taken as a whole. Except as required by Legal Requirements, no condition exists that would prevent Credence or LTX from terminating or amending any Credence Benefit Plan at any time for any reason without material liability to Credence and its ERISA Affiliates, taken as a whole (other than ordinary administration expenses or routine claims for benefits).

(iii) No material written representation or commitment with respect to any material aspect of any Credence Benefit Plan has been made to a Credence Employee by an authorized Credence Employee that is not materially in accordance with the written or otherwise preexisting terms and provisions of such Credence Benefit Plans that would reasonably be expected to result in material liability to Credence and its ERISA Affiliates, taken as a whole. Neither Credence nor any of its Subsidiaries has entered into any agreement, arrangement or understanding, whether written or oral, with any trade union, works council or other Credence Employee representative body or any material number or category of its Credence Employees which would prevent, restrict or materially impede the implementation of any lay-off, redundancy, severance or similar program within its or their respective workforces (or any part of them).

(iv) There are no unresolved claims or disputes under the terms of, or in connection with, any Credence Benefit Plan (other than routine undisputed claims for benefits), and no action, legal or otherwise, has been commenced or, to the Knowledge of Credence, is threatened or reasonably anticipated (other than routine claims for benefits), with respect to any material claim, which would reasonably be expected to result in material liability to Credence and its Controlled Group Affiliates, taken as a whole.

(e) Plan Funding. With respect to Credence Benefit Plans, there are no material benefit obligations for which required contributions have not been made or accrued to the extent required by GAAP and there are no material benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with the requirements of GAAP, on the financial statements of Credence. The assets of each Credence Benefit Plan which is funded are reported at their fair market value on the books and records of such Credence Benefit Plan.

(f) No Pension or Welfare Plans. Neither Credence nor any ERISA Affiliate of Credence has ever maintained, established, sponsored, participated in or contributed to any (i) Credence Benefit Plan which is or was subject to Title IV of ERISA or Section 412 of the Code, (ii) “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (iii) “multiple employer plan” as defined in ERISA or the Code, or (iv) “funded welfare plan” within the meaning of Section 419 of the Code. No Credence Benefit Plan provides health benefits that are not fully insured through an insurance contract.

(g) Continuation Coverage. No Credence Benefit Plan provides post-termination or retiree welfare benefits (whether or not insured) with respect to any Person for any reason other than coverage mandated by applicable Legal Requirements, and neither Credence nor any ERISA Affiliate has ever contracted to any Credence Employee (either individually or to Credence Employees as a group) or any other Person that such Credence Employee(s) or other Person would be provided with post-termination or retiree welfare benefits, except to the extent required by applicable Legal Requirements or, individually or in the aggregate, as has not resulted or would not reasonably be expected to result in material liability to Credence and its ERISA Affiliates, taken as a whole.

(h) Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Credence Benefit Plan or Credence Employee Agreement that will or may result in any material payment (whether of severance pay or otherwise), acceleration of any material payment, forgiveness of material indebtedness, vesting, distribution, material increase in benefits or obligation to fund benefits with respect to any Credence Employee. No payment or benefit which will or may be made in connection with the transactions contemplated by this Agreement by Credence or any ERISA Affiliate with respect to any Credence Employee or any other “disqualified individual” (as defined in Code Section 280G and the regulations thereunder) will be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code. There is no contract, agreement, plan or arrangement to which Credence or any ERISA Affiliate is a party or by which it is bound to compensate any Credence Employee for excise taxes paid pursuant to Section 4999 of the Code. Section 2.12(h) of the Credence Disclosure Schedule lists all persons who Credence reasonably believes are “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as determined as of the date hereof.

(i) Section 409A. Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) sponsored or maintained by Credence and each ERISA Affiliate has been operated since January 1, 2005 in reasonable, good faith compliance with Section 409A of the Code and applicable IRS guidance. No nonqualified deferred compensation plan has been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004. No stock option or other right to acquire Credence Common Stock or other equity of Credence has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or rights.

(j) Stock Option Grant Practices. Credence’s past and current stock option grant practices (i) complied and comply with all applicable Credence Stock Plans, stock exchange rules and applicable Legal Requirements, (ii) have been fairly presented in accordance with GAAP in the Credence Financials, and (iii) have resulted only in exercise prices that correspond to the fair market value on the date that the grants were actually authorized under applicable Legal Requirements, in each case except for any such failures, individually or in the aggregate, that have not had and would not reasonably be expected to have a Material Adverse Effect on Credence and its Subsidiaries, taken as a whole. As of the date of this Agreement, Credence has no ongoing internal review of any past or current stock option practice, and Credence is not aware of the existence of any reports on any such reviews completed since January 1, 2005.

(k) Labor. Neither Credence nor any of its Subsidiaries is presently a party to, or bound by, any collective bargaining agreement, trade union agreement, works council, employee representative agreement, union contract, or information or consultation agreement, other than national or industry-wide agreements, with respect to employees and no collective bargaining agreement is being negotiated by Credence or any of its Subsidiaries. To the Knowledge of Credence, there are no activities or proceedings of any labor union to organize any employees of Credence or any of its Subsidiaries. There is no labor dispute, strike or work stoppage against Credence or any of its Subsidiaries pending or, to the Knowledge of Credence, threatened or reasonably anticipated which would reasonably be expected to materially interfere with the business activities of Credence and its Subsidiaries, taken as a whole. None of Credence, any of its Subsidiaries or any of their respective representatives or employees has committed any unfair labor practice in connection with the operation of the respective businesses of Credence or any of its Subsidiaries, except, individually or in the aggregate, as has not had and would not reasonably be expected to have a Material Adverse Effect on Credence and its Subsidiaries, taken as a whole. There are no actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of Credence, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any employee, including charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Credence and its Subsidiaries, taken as a whole. Neither Credence nor any of its Subsidiaries have incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local law which remains unsatisfied that is material to Credence and its Subsidiaries, taken as a whole.

(l) Employment Matters. Credence is in compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment (including but not limited to the classification of any Person as an employee or independent contractor), employment practices, terms and conditions of employment and wages and hours, in each case, with respect to employees, except, individually or in the aggregate, as has not had and would not reasonably be expected to have a Material Adverse Effect on Credence and its Subsidiaries, taken as a whole.

(m) International Employee Matters.

(i) With respect to each Credence Benefit Plan that is maintained outside the jurisdiction of the United States or primarily covers Credence Employees residing or working outside the United States, (A) the Credence Benefit Plan has been established, maintained and administered in all material respects in compliance with its terms and all applicable Legal Requirements, (B) all contributions and expenses that are required to be made have been made or properly accrued, and (C) with respect to any such Credence Benefit Plan that is intended to be eligible to receive favorable tax treatment under the Legal Requirements applying to such Credence Benefit Plan, all requirements necessary to obtain such favorable tax treatment have been satisfied.

(ii) There is no term of employment for any Credence Employee residing or working outside the United States providing that the consummation of the transactions contemplated by this Agreement shall entitle such Credence Employee (A) to treat the change of control as a breach of any contract, (B) to any payment, benefit or change of terms of employment (whether or not conditioned upon the occurrence of any other event) or (C) to treat himself or herself as redundant or released from any obligation to his or her employer.

2.13 Title to Properties.

(a) Leases. Section 2.13(a) of the Credence Disclosure Schedule sets forth a list of all real property leases or other agreements for the occupancy of real property to which Credence or any of its Subsidiaries is a party or by which any of them is bound as of the date hereof, and all amendments, guaranties and modifications thereof (each, a “Credence Lease”). Except as set forth in the Credence Leases or as disclosed in the Credence Disclosure Schedule, no party has a right to occupy any of the premises subject to a Credence Lease (“Credence Leased Property”) except for Credence or its Subsidiaries. Credence has made available to LTX a true and complete copy of each Credence Lease. All such Credence Leases are valid and in full force and effect against Credence or any Subsidiary of Credence party thereto and, to the Knowledge of Credence, each other party thereto, except that such enforceability (i) may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and (ii) is subject to general principles of equity, and, with respect to Credence or any of its Subsidiaries, under any of such leases, no rental payments are past due and there is no existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default), except, individually or in the aggregate, as has not had and would not reasonable be expected to have a Material Adverse Effect on LTX and its Subsidiaries, taken as a whole.

(b) Properties. Section 2.13(b) of the Credence Disclosure Schedule sets forth a list of all real property owned by Credence or any of its Subsidiaries (the “Credence Owned Property” and collectively with

Credence Leased Property, the “Credence Real Property”). With respect to Credence Owned Property, Credence has made available to LTX copies of the deeds and other instruments (as recorded) by which Credence or any of its Subsidiaries acquired such parcel of property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of Credence or any of its Subsidiaries relating thereto. There are no pending or, to the Knowledge of Credence, threatened condemnation or eminent domain actions or proceedings, or any special assessments or other activities of any public or quasi-public body that are reasonably likely to materially adversely affect Credence’s title to Credence Real Property. To the Knowledge of Credence, there are no facts or conditions which would, in the aggregate, reasonably be expected to have a material and adverse effect on the transferability, financability, ownership, leasing, use, development, occupancy or operation of any such real property. Neither Credence nor any Subsidiary has received any written notice from any insurance company of any defects or inadequacies in any Credence Real Property or any part thereof which would reasonably be expected to materially and adversely affect the insurability of such property or the premiums for the insurance thereof, nor has any written notice been given by any insurer of any such property requesting the performance of any repairs, alterations or other work with which compliance has not been made. There are no leases, subleases, licenses or agreements, written or oral, granting to any party or parties (other than Credence or any of its Subsidiaries) the right of use or occupancy of any portion of the Credence Real Property. There are no outstanding options or rights of first refusal to purchase the Credence Real Property or any portion thereof or interest therein.

(c) Valid Title. Credence and each of its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business that are material to Credence and its Subsidiaries, taken as a whole, free and clear of any Liens, except for (i) Liens imposed by law in respect of obligations not yet due which are owed in respect of Taxes or (ii) Liens which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

2.14 Environmental Matters.

(a) For purposes of this Agreement, the following terms have the meanings provided below.

(i) “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the Environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Materials).

(ii) “Environment” means any surface water, ground water, drinking water supply, land surface or subsurface strata, or indoor or outdoor air.

(iii) “Environmental Law” means any Legal Requirement or Permit relating to the Environment, occupational health and safety, or exposure of persons or property to Hazardous Materials, including any statute, regulation, administrative decision or order pertaining to: (A) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Hazardous Materials or documentation related to the foregoing; (B) air, water and noise pollution; (C) groundwater and soil contamination; (D) the Release, threatened Release, or accidental Release into the Environment, the workplace or other areas of Hazardous Materials, including emissions, discharges, injections, spills, escapes or dumping of Hazardous Materials; (E) transfer of interests in, or control of, real property which may be contaminated; (F) right-to-know disclosures with respect to Hazardous Materials; (G) the protection of wild life, marine life and wetlands, and endangered and threatened species; (H) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (I) health and safety of employees and other persons.

(b) Except, individually or in the aggregate, as has not had and would not reasonably be expected to have a Material Adverse Effect on Credence and its Subsidiaries, taken as a whole, no amount of any substance, emission, or waste that has been designated by any Governmental Entity or by any applicable

Environmental Law as radioactive, toxic, hazardous, biohazardous, or a danger to health, reproduction or the environment, or a pollutant or contaminant, including PCBs, friable asbestos, petroleum, urea-formaldehyde, oil, petroleum and petroleum products (including fractions thereof), including substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a solid or hazardous waste pursuant to the Resource Conservation and Recovery Act of 1976, as amended, or pursuant to analogous state Legal Requirements or regulations, but excluding office and janitorial supplies properly and safely maintained (a “Hazardous Material”) is present as a result of the actions of Credence or any of its Subsidiaries, or, to the Knowledge of Credence, as a result of any actions of any third party or otherwise, in, on or under any real property, including the land and the improvements, ground water and surface water thereof, that Credence or any of its Subsidiaries currently owns, operates, occupies or leases. Neither Credence nor any Subsidiary has any liabilities or obligations arising from the Release of any Hazardous Materials into the Environment, except for such liabilities or obligations, individually or in the aggregate, as have not had and would not reasonably be expected to have a Material Adverse Effect on Credence and its Subsidiaries, taken as a whole.

(c) Except, individually or in the aggregate, as has not had and would not reasonably be expected to have a Material Adverse Effect on Credence and its Subsidiaries, taken as a whole, Credence and its Subsidiaries are in compliance with and have at all times during the past five years complied with applicable Environmental Laws.

(d) Credence and its Subsidiaries hold all Permits issued under or pursuant to Environmental Laws that are required for the operation of the business of Credence and its Subsidiaries as currently conducted, except for such Permits the absence of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Credence and its Subsidiaries, taken as a whole (“Credence Environmental Permits”). No suspension or cancellation of any of the Credence Environmental Permits is pending or, to the Knowledge of Credence, threatened. Credence and its Subsidiaries are in compliance in all material respects with the terms of the Credence Environmental Permits.

(e) Except, individually or in the aggregate, as has not had and would not reasonably be expected to have a Material Adverse Effect on Credence and its Subsidiaries, taken as a whole, no civil or criminal litigation, action, order, written notice of violation or claim or, to the Knowledge of Credence, investigation, inquiry, information request or proceeding is pending or, to Credence’s Knowledge, threatened against Credence or any of its Subsidiaries arising out of Environmental Laws.

(f) Except, individually or in the aggregate, as has not had and would not reasonably be expected to have a Material Adverse Effect on Credence and its Subsidiaries, taken as a whole, neither Credence nor any of its Subsidiaries has entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of any Environmental Laws.

(g) Credence and its Subsidiaries are in compliance in all material respects with the European Directive 2002/96/EC on waste electrical and electronic equipment or European Directive 2002/95/EC on the restriction of the use of certain hazardous substances in electrical and electronic equipment, and their respective implementing Legal Requirements.

(h) Credence and its Subsidiaries have made available to LTX all material environmental site assessments and audit reports prepared within the last five years and in their possession, custody or control relating to premises currently or previously owned or operated by Credence or any Subsidiary

(i) Except, individually or in the aggregate, as has not had and would not reasonably be expected to have a Material Adverse Effect on Credence and its Subsidiaries, taken as a whole, neither Credence nor any of its Subsidiaries have any liability or obligation arising under any Environmental Law, whether arising under theories of contract, tort, negligence, successor or enterprise liability, strict liability, or other legal or equitable theory, including (i) any failure to comply with applicable Environmental Laws and (ii) any liabilities or obligations arising from the presence of, Release or threatened Release of, or exposure of persons or property to, Hazardous Materials (collectively, “Environmental Matters”).

(j) Except, individually or in the aggregate, as has not had and would not reasonably be expected to have a Material Adverse Effect on Credence and its Subsidiaries, taken as a whole, no underground storage tanks are present in, on or under any real property, including the land and the improvements thereof, that Credence or any Subsidiary has at any time owned, operated, occupied or leased.

2.15 Contracts.

(a) Material Contracts. For purposes of this Agreement, “Credence Material Contract” shall mean:

(i) any “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to Credence or its Subsidiaries;

(ii) any severance or consulting Contract or any written employment agreement providing for a guaranteed minimum term of employment (excluding, for this purpose, any offer letters entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), in each case, under which Credence or any of its Subsidiaries may have continuing obligations as of the date hereof, with (A) any current or former executive officer or other employee of Credence who earned or is expected to earn an annual base salary in excess of $150,000 during the fiscal year ended November 3, 2007 or the fiscal year ending November 1, 2008 or (B) any member of Credence’s Board of Directors;

(iii) any Contract or plan, including any stock plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional or subsequent events) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iv) any agreement of indemnification or any guaranty under which Credence or any of its Subsidiaries has continuing obligations as of the date hereof, other than any agreement of indemnification entered into in connection with the sale or license of hardware or software products in the ordinary course of business;

(v) any Contract containing any covenant (A) limiting the right of Credence or any of its Subsidiaries to engage in any material line of business, to make use of any material Intellectual Property or to compete with any Person in any material line of business or geographic area, (B) granting exclusive rights, or (C) otherwise prohibiting Credence or its Subsidiaries from selling, distributing or manufacturing any material products or services or purchasing or otherwise obtaining any material software, components, parts or subassemblies;

(vi) any Contract relating to the disposition or acquisition by Credence or any of its Subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business;

(vii) any Contract governing the terms of any material ownership or investments of Credence or any of its Subsidiaries in any other Person or business enterprise other than Credence’s Subsidiaries (other than short-term, liquid investments), or any Contract pursuant to which Credence or its Subsidiaries has any material obligation or commitment (whether conditional or otherwise) to make any investment or acquire any ownership interest in any other Person or business enterprise other than Credence’s Subsidiaries;

(viii) any dealer, distributor, joint marketing or development agreement under which Credence or any of its Subsidiaries have continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of 90 days or less, or any agreement pursuant to which Credence or any of its Subsidiaries have continuing obligations to jointly develop any material Intellectual Property that will not be wholly owned by Credence or any of its Subsidiaries and which may not be terminated without penalty upon notice of 90 days or less;

(ix) any Contract to license any third party to manufacture or reproduce any products, services or technology of Credence or its Subsidiaries or any Contract to sell or distribute any of such products, services or technology, except agreements with distributors or sales representatives in the ordinary course of business consistent with past practice and terminable without penalty upon notice of 90 days or less and substantially in the form previously provided to LTX;

(x) any Contract containing any support, maintenance or service obligation on the part of Credence or any of its Subsidiaries, which represents a value or liability in excess of $250,000 on an annual basis, other than (A) those obligations that are terminable by Credence or any of its Subsidiaries on no more than 60 days notice without liability or financial obligation to Credence or its Subsidiaries or (B) purchase orders with end-user customers entered into in the ordinary course of business consistent with past practice;

(xi) any Contract for capital expenditures or the acquisition or construction of fixed assets which requires aggregate future payments in excess of $100,000;

(xii) any dispute settlement agreement with continuing material obligations thereunder entered into within five years prior to the date of this Agreement;

(xiii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, other than (A) accounts receivables and payables and (B) loans to direct or indirect wholly-owned Subsidiaries, in each case in the ordinary course of business; or

(xiv) any Contract the termination or breach of which, or the failure to obtain consent in respect of which, would reasonably be expected to have a Material Adverse Effect on Credence and its Subsidiaries, taken as a whole.

(b) Schedule. Section 2.15(b) of the Credence Disclosure Schedule sets forth a list of all Credence Material Contracts to which Credence or any of its Subsidiaries is a party or is bound by as of the date hereof and which are described in Sections 2.15(a)(i) through 2.15(a)(xiv) hereof other than those listed as an exhibit to Credence’s most recent Annual Report on Form 10-K.

(c) No Breach. Each Credence Material Contract is in full force and effect except to the extent it has previously expired in accordance with its terms and except as enforceability (i) may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and (ii) is subject to general principles of equity. Neither Credence nor any of its Subsidiaries is in violation of any provision of, or has failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Credence Material Contract, and neither Credence nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under, any of the terms or conditions of any Credence Material Contract, in each case in such a manner as would permit any other party to cancel or terminate any such Credence Material Contract, or would permit any other party to seek damages or other remedies, for any or all of such breaches, violations or defaults, except, individually or in the aggregate, as has not had and would not reasonably be expected to have a Material Adverse Effect on Credence and its Subsidiaries, taken as a whole. To the Knowledge of Credence, no third party has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a material default under the provisions of, any Credence Material Contract.

2.16 Insurance. Credence maintains insurance policies covering Credence, its Subsidiaries and their respective employees, properties or assets, including policies of property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, against such losses and risks and in such amounts as are customary for the businesses in which Credence and its Subsidiaries are currently engaged. As of the date hereof, such policies are in full force and effect, no notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, except, individually or in the aggregate, as has not had and would not reasonably be expected to have a Material Adverse Effect on Credence and its Subsidiaries, taken as a whole.

2.17 Disclosure. None of the information supplied or to be supplied by or on behalf of Credence for inclusion or incorporation by reference in the registration statement on Form S-4 (or similar successor form) to be filed with the SEC by LTX in connection with the issuance of LTX Common Stock in connection with the Merger (including amendments or supplements thereto) (the “Registration Statement”) will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Credence for inclusion or incorporation by reference in the joint Proxy Statement/Prospectus to be filed with the SEC as part of the Registration Statement (the “Proxy Statement/Prospectus”) will, at the time the Proxy Statement/Prospectus is first mailed to the stockholders of LTX and Credence and at the time of the LTX and Credence Stockholders’ Meetings (as defined in Section 5.2(a)), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time before the Effective Time, Credence obtains Knowledge of any event relating to Credence or any of its affiliates, officers or directors which is required to be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, Credence shall promptly inform LTX. Notwithstanding the foregoing, no representation or warranty is made by Credence with respect to statements made or incorporated by reference in the Registration Statement or the Joint Proxy Statement/Prospectus about LTX supplied by LTX for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement/Prospectus.

2.18 Board Approval. The Board of Directors of Credence has, by resolutions duly adopted by unanimous vote at a meeting of all directors duly called and held and not subsequently rescinded or modified in any way prior to the date hereof (the “Credence Board Approval”), (a) determined that the Merger is fair to, and in the best interests of, Credence and its stockholders and declared this Agreement and the Merger to be advisable, (b) approved this Agreement and the transactions contemplated hereby, including the Merger, (c) recommended that the stockholders of Credence adopt this Agreement, and (d) subject to Sections 5.2 and 5.3, directed that the adoption of this Agreement be submitted to Credence’s stockholders at the Stockholders’ Meeting of Credence.

2.19 Opinion of Financial Advisor. Credence’s Board of Directors has received a written opinion from Lehman, dated as of June 20, 2008, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to the holders of Credence Common Stock, other than Credence, LTX or their respective subsidiaries. A signed copy of such opinion will be provided to LTX as promptly as practicable following receipt thereof by Credence.

2.20 Takeover Statutes. The Board of Directors of Credence has taken all necessary actions so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in such Section 203), and any other similar Legal Requirement, shall not apply to the execution, delivery or performance of this Agreement, the Credence Stockholder Voting Agreements or the consummation of the Merger or the other transactions contemplated by this Agreement and the Credence Stockholder Voting Agreements.

2.21 Rights Plan. Neither Credence nor any of its Subsidiaries has in effect a stockholder rights plan or “poison pill.”

2.22 Shell Company Status. Credence is not a “shell company” as that term is defined in Rule 405 promulgated under the Securities Act.

2.23 No Other Representations and Warranties. Except for the representations and warranties contained in Article III, and any certificate delivered by LTX or Merger Sub in connection with Closing, Credence acknowledges and agrees that none of LTX, Merger Sub or any other Person on behalf of LTX or Merger Sub makes, nor has Credence relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to LTX or Merger Sub or with respect to any other information provided to or made available to Credence in connection with the transactions contemplated hereunder. Except as provided in Section 5.10, neither LTX, Merger Sub nor any other Person will have or be subject to any liability or indemnification obligation to Credence or any other Person resulting from the distribution to Credence, or Credence’s use of, any such information, including any information, documents, projections forecasts or other material made available to Credence in certain data rooms or management presentations in expectation of the transactions contemplated in this Agreement, unless any such information is expressly included in a representation or warranty contained in Article III or in the corresponding section of the LTX Disclosure Schedule.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF

LTX AND MERGER SUB

Except as disclosed in the LTX Designated SEC Reports (as defined in Section 8.3(d)) or as set forth in the disclosure schedule delivered by LTX and Merger Sub to Credence dated as of the date hereof (the “LTX Disclosure Schedule”), LTX and Merger Sub represent and warrant to Credence as follows.

3.1 Organization; Standing; Charter Documents; Subsidiaries.

(a) Organization; Standing and Power. LTX and each of its Subsidiaries (i) is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (except to the extent such concepts are not recognized or applicable under the laws of the jurisdiction in which any such entity is organized), (ii) has the requisite corporate or other organizational power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary other than in such jurisdictions where the failure to be so organized, existing and in good standing or so qualified, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on LTX and its Subsidiaries, taken as a whole.

(b) Charter Documents. LTX has delivered or made available to Credence true and correct copies of (i) the articles of organization (including any certificate of designations) and bylaws of LTX, each as amended to date (collectively, the “LTX Charter Documents”) and (ii) the Subsidiary Charter Documents of each of its Significant Subsidiaries, and each such instrument is in full force and effect. LTX is not in violation of any of the provisions of the LTX Charter Documents and each Subsidiary of LTX is not in material violation of its respective Subsidiary Charter Documents.

(c) Minutes. LTX has made available to Credence and its representatives true and complete copies of the minutes of all meetings of the stockholders, the Board of Directors and each committee of the Board of Directors of LTX held since January 1, 2005.

(d) Subsidiaries. Section 3.1(d) of the LTX Disclosure Schedule lists each Subsidiary of LTX and indicates each Significant Subsidiary of LTX. All the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary have been duly authorized and validly issued and are fully paid and, where applicable as a legal concept, nonassessable and are owned by LTX, a wholly-owned Subsidiary of LTX, or LTX and another wholly-owned Subsidiary of LTX, free and clear of Liens, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, except for restrictions imposed by applicable securities laws. Other than the Subsidiaries of LTX, LTX does not own, directly or indirectly, any securities or capital stock of, or other equity or voting interests of any nature in, any other Person.

3.2 Capital Structure.

(a) Capital Stock. The authorized capital stock of LTX consists of 200,000,000 shares of LTX Common Stock, of which 62,812,732 shares have been reserved for issuance upon exercise of stock purchase rights (the “LTX Rights”) issuable pursuant to the Rights Agreement dated as of April 30, 1999 by and between LTX and Computershare Trust Company, N.A., successor rights agent to BankBoston, N.A. (the “LTX Rights Agreement”), a true and complete copy of which is filed as Exhibit 4.1 to LTX’s Current Report on Form 8-K filed with the SEC on May 3, 1999. At the close of business on the Reference Date, 62,812,734 shares of LTX Common Stock were issued and outstanding. No shares of LTX Common Stock are owned or held by any Subsidiary of LTX. All of the outstanding shares of capital stock of LTX are, and all shares of capital stock of LTX which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights.

(b) LTX Restricted Stock Units. Section 3.2(b) of the LTX Disclosure Schedule sets forth (A) the name of each holder of LTX Restricted Stock Units, (B) the number of shares of LTX Common Stock subject to each LTX Restricted Stock Unit, (C) the date on which such LTX Restricted Stock Unit was granted, (D) the applicable vesting and settlement schedule for such LTX Restricted Stock Unit, and whether the vesting is time or performance based, and (E) the extent to which such LTX Restricted Stock Unit has vested or settled as of the date hereof. For purposes of this Agreement, “LTX Restricted Stock Unit” shall mean all restricted stock units and rights to receive shares of LTX Common Stock or an amount in cash measured by the value of a number of shares of LTX Common Stock.

(c) Stock Options. As of the close of business on the Reference Date: (i) 9,596,800 shares of LTX Common Stock were subject to issuance pursuant to outstanding LTX Options (as defined below) to purchase LTX Common Stock under the applicable LTX Benefit Plans that are stock plans as set forth on Section 3.12(b) of the LTX Disclosure Schedule (the “LTX Stock Plans”) (equity or other equity-based awards, whether payable in cash, shares or otherwise, granted under or pursuant to the LTX Stock Plans, other than LTX Rights and LTX Restricted Stock Units, are referred to in this Agreement as “LTX Options”) and (ii) 2,561,482 shares of LTX Common Stock are reserved for future issuance under the LTX Stock Plans, including 897,853 shares reserved for issuance under LTX’s 2004 Employee Stock Purchase Plan. LTX has made available to Credence a true and complete list of each LTX Option outstanding as of the Reference Date, and (1) the particular LTX Stock Plan (if any) pursuant to which such LTX Option was granted, (2) the name of the holder of such LTX Option, (3) the number of shares of LTX Common Stock subject to such LTX Option, (4) the exercise price of such LTX Option, (5) the date on which such LTX Option was granted, (6) the applicable vesting schedule, and the extent to which such LTX Option was vested and exercisable as of the Reference Date, and (7) the date on which such LTX Option expires. All shares of LTX Common Stock subject to issuance under the applicable LTX Benefit Plans, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issued, would be duly authorized, validly issued, fully paid and nonassessable. All grants of LTX Options were validly issued and properly approved by the Board of Directors of LTX (or a duly authorized committee or subcommittee thereof) in material compliance with all applicable Legal Requirements and recorded on the LTX Financials (as defined in Section 3.4(b)) in accordance with GAAP (as defined in Section 2.4(b)). As of the Reference Date, there are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights or equity based awards with respect to LTX other than as set forth in Sections 3.2(b) and (c).

(d) Other Securities. Except as otherwise set forth in this Section 3.2, as of the Reference Date, there are no securities, warrants, calls, rights or Contracts to which LTX or any of its Subsidiaries is a party or by which any of them is bound obligating LTX or any of its Subsidiaries to issue (including on a deferred basis), deliver or sell, or cause to be issued, delivered or sold, or otherwise granting LTX or any of its Subsidiaries the right to have a third party issue, deliver or sell to LTX or any of its Subsidiaries, additional shares of capital stock or other voting securities of LTX or any of its Subsidiaries, or obligating LTX or any of its Subsidiaries to issue, grant, extend or enter into any such security, warrant, call, right or Contract. All outstanding shares of LTX Common Stock, all outstanding LTX Options, all outstanding LTX Restricted

Stock Units and all outstanding shares of capital stock of each Subsidiary of LTX have been issued and granted in material compliance with (i) all applicable securities laws and all other applicable Legal Requirements and (ii) all requirements set forth in applicable Contracts. Except for shares subject to LTX Restricted Stock Units, as of the Reference Date, there are not any outstanding Contracts of LTX or any of its Subsidiaries to (A) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, LTX or any of its Subsidiaries or (B) dispose of any shares of the capital stock of, or other equity or voting interests in, any of its Subsidiaries. LTX and its Subsidiaries have not entered into any swaps, caps, collars, floors or other derivative contracts or securities relating to interest rates, equity securities, debt securities or commodities. Neither LTX nor any of its Subsidiaries is a party to any voting agreements, irrevocable proxies, voting trusts, registration rights agreements or other voting arrangements with respect to shares of the capital stock of, or other equity or voting interests in, LTX or any of its Subsidiaries.

(e) No Changes. Between the Reference Date and the date of this Agreement, there has been no change in (i) the outstanding capital stock of LTX, (ii) the number of LTX Options outstanding, (iii) the number of shares subject to LTX Restricted Stock Units or (iv) the number of other options, warrants or other rights to purchase capital stock of LTX, other than (A) pursuant to the exercise, vesting or settlement of LTX Options or LTX Restricted Stock Units outstanding as of the Reference Date, issued pursuant to LTX Stock Plans, or (B) repurchases from LTX Employees following termination of employment pursuant to the terms of applicable pre-existing stock option, restricted stock unit or purchase agreements.

(f) Merger Sub Capital Stock. The authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock, of which 1,000 shares are issued and outstanding. LTX is the sole stockholder of Merger Sub and is the legal and beneficial owner of all 1,000 issued and outstanding shares. Merger Sub was formed solely for purposes of effecting the Merger and the other transactions contemplated hereby. Except as contemplated by this Agreement, Merger Sub does not hold, nor has it held, any material assets or incurred any material liabilities nor has Merger Sub carried on any business activities other than in connection with the Merger and the transactions contemplated by this Agreement. All of the outstanding shares of capital stock of Merger Sub have been duly authorized and validly issued, and are fully paid and nonassessable and not subject to any preemptive rights.

3.3 Authority; Non-Contravention; Necessary Consents.

(a) Authority. Each of LTX and Merger Sub has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by LTX and the Merger Sub and the consummation by LTX and the Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of LTX and Merger Sub and no other corporate proceedings on the part of LTX or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the adoption of this Agreement by LTX as the sole stockholder of Merger Sub (which shall occur promptly after the execution and delivery of this Agreement), and the approval of the Share Issuance and the amendment to the LTX Charter Documents to increase the authorized number of shares of LTX Common Stock from 200,000,000 to 400,000,000 (or such larger amount as the parties may mutually agree) and to change the name of LTX to “LTX-Credence Corporation” or such other name as LTX and Credence shall mutually agree in writing (the “Charter Amendment”) by the holders of a majority of the outstanding shares of LTX Common Stock. The affirmative vote of holders of a majority of the outstanding shares of LTX Common Stock, which are entitled to one (1) vote per share, present or represented and entitled to vote on the Stock Issuance at the Stockholders’ Meeting of LTX is the only vote of the holders of any class or series of LTX capital stock or other securities necessary to approve the Stock Issuance, and no other vote of the holders of any class or series of LTX capital stock is necessary to approve the Stock Issuance. The affirmative vote of holders of a majority of the outstanding shares of LTX Common Stock entitled to vote on the Charter Amendment at the Stockholders’ Meeting of LTX is the only vote of the holders of any class or series of LTX capital stock or other securities necessary to approve the Charter Amendment, and no other vote of the holders of any class or series of LTX capital stock is necessary to approve the Charter Amendment. There are no bonds, debentures, notes or other indebtedness of LTX having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of LTX may vote. This Agreement has been duly executed and delivered by LTX and Merger Sub and, assuming due execution and delivery by Credence, constitutes a valid and binding obligation of LTX and Merger Sub, enforceable against LTX and Merger Sub in accordance with its terms, except that such enforceability (i) may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and (ii) is subject to general principles of equity.

(b) Non–Contravention. The execution and delivery of this Agreement by LTX and Merger Sub do not, and performance of this Agreement and consummation of the transactions contemplated by this Agreement by LTX and Merger Sub will not: (i) conflict with or violate any provision of any of the LTX Charter Documents or the certificate of incorporation or bylaws of Merger Sub, (ii) subject to the approvals contemplated in Section 5.2 and compliance with the requirements set forth in or disclosed pursuant to Sections 3.3(a) and 3.3(c), conflict with or violate any material Legal Requirement applicable to LTX, Merger Sub or any of LTX’s other Subsidiaries or by which LTX, Merger Sub or any of LTX’s other Subsidiaries or any of their respective properties is bound or affected, or (iii) subject to obtaining the consents set forth in Section 3.3(b) of the LTX Disclosure Schedule, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair LTX’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of LTX or any of its Subsidiaries pursuant to, any LTX Material Contract (as defined in Section 3.15(a)), except, in the case of clauses (ii) and (iii) above, for any such conflicts, breaches, defaults, impairments, alterations, rights of termination, amendments, acceleration or cancellation, Liens or violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on LTX and its Subsidiaries, taken as a whole.

(c) Necessary Consents. No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by LTX in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filing of the Proxy Statement/Prospectus with the SEC in accordance with the Exchange Act, and the effectiveness of the Registration Statement in accordance with the Securities Act, (iii) the filing of such reports, schedules or materials under Section 13 or Rule 14a-12 under the Exchange Act and materials under Rule 165 and Rule 145 under the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby and thereby, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the HSR Act, and the comparable laws of any foreign country reasonably determined by the parties to be required, (v) the consents listed on Section 3.3(c) of the LTX Disclosure Schedule, (vi) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities or “blue sky” laws and the securities laws of any foreign country, and (vii) such other consents, clearances, authorizations, filings, approvals, orders, declarations and registrations with respect to any Governmental Entity the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on LTX and its Subsidiaries, taken as a whole. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (i) through (vi) are referred to herein as the “LTX Necessary Consents” and together with the Credence Necessary Consents are referred to as the “Necessary Consents.”

3.4 SEC Filings; Financial Statements.

(a) SEC Filings. LTX has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC since January 1, 2005. LTX has made available to Credence all such registration statements, prospectuses, reports, schedules, forms, statements and other documents in the form filed with the SEC that are not publicly available through the SEC’s EDGAR database. All such required registration statements, prospectuses, reports, schedules, forms, statements and other documents are referred to herein as the “LTX SEC Reports.” As of their respective dates, the LTX SEC Reports complied as to form in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such LTX SEC Reports. All LTX SEC Reports (x) were or will be filed on a timely basis, (y) at the time filed, were or will be prepared in compliance in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such LTX SEC Reports, and (z) did not or will not at the time they were filed or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of LTX’s Subsidiaries is subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act. LTX has heretofore made available to Credence correct and complete copies of all material correspondence with the SEC occurring since January 1, 2005 that is not publicly available through the SEC’s EDGAR database. As of the date hereof, there are no unresolved comments issued by the staff of the SEC with respect to any of the LTX SEC Reports.

(b) Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the LTX SEC Reports (as amended), including any LTX SEC Reports filed after the date hereof until the Closing (the “LTX Financials”), as of their respective dates: (i) complied or when filed will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto as in effect as of the time of filing, (ii) was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor forms under the Exchange Act), and (iii) fairly presented or will fairly present, in all material respects, the consolidated financial position of LTX and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of LTX’s operations and cash flows for the periods indicated (subject, in the case of unaudited statements, to normal year-end audit adjustments, as permitted by GAAP and the applicable rules and regulations promulgated by the SEC which were not, or are not expected to be, material in amount or effect). The balance sheet of LTX as of April 30, 2008, contained in the LTX SEC Reports is hereinafter referred to as the “LTX Balance Sheet.” Neither LTX nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S K promulgated by the SEC).

(c) No Undisclosed Liabilities. There are no liabilities of LTX or its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined or otherwise, other than:

(i) liabilities disclosed or provided for in the LTX Balance Sheet or in the notes thereto;

(ii) liabilities incurred in the ordinary course of business since the date of the LTX Balance Sheet;

(iii) liabilities arising, or expressly permitted to be incurred, under this Agreement;

(iv) liabilities which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on LTX and its Subsidiaries, taken as a whole; and

(v) liabilities that have been disclosed in Section 3.4(c) of the LTX Disclosure Schedule.

(d) Internal Controls and Procedures. LTX has established and maintains disclosure controls and procedures and internal control over financial reporting, as such terms are defined in, and as required by,

Rules 13a-15 and 15d-15 under the Exchange Act. LTX’s disclosure controls and procedures are designed to ensure that all material information required to be disclosed by LTX in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to LTX’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The principal executive officer and principal financial officer of LTX have made all certifications required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC. LTX and each of its Subsidiaries has established and maintains a system of internal control over financial reporting, which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements (including the LTX Financials) for external purposes in accordance with GAAP, including policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of LTX and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of LTX and its Subsidiaries are being made only in accordance with authorizations of management and the Board of Directors of LTX, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of LTX’s assets that could have a material effect on the financial statements of LTX and its Subsidiaries. To the Knowledge of LTX, since the date of LTX’s most recent Form 10-Q filed with the SEC, neither LTX nor any of its Subsidiaries (including any LTX Employee), nor LTX’s independent auditors, has identified or been made aware of (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by LTX and its Subsidiaries, (B) any fraud, whether or not material, that involves LTX’s management or other LTX Employees, or (C) any claim or allegation regarding any of the foregoing. In connection with the periods covered by the LTX Financials, LTX has disclosed to Credence all deficiencies and weaknesses identified in writing by LTX or LTX’s independent auditors (whether current or former) in the design or operation of internal controls over financial reporting utilized by LTX and its Subsidiaries.

(e) Sarbanes-Oxley Act; Nasdaq. LTX is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of Nasdaq.

(f) Independent Auditors. Ernst & Young LLP, LTX’s current auditors, is and has been at all times since its engagement by Credence (x) “independent” with respect to LTX within the meaning of Regulation S-X and (y) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act (to the extent applicable) and the related rules of the SEC and the Public Company Accounting Oversight Board.

3.5 Absence of Certain Changes or Events. Since the date of the LTX Balance Sheet, LTX and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice and, since such date, there has not been (i) any change, event, circumstance, development or effect that individually or in the aggregate has had, or would reasonably be expected to have, a Material Adverse Effect on LTX and its Subsidiaries, taken as a whole; or (ii) any other action or event that would have required the consent of Credence pursuant to Section 4.2 of this Agreement had such action or event occurred after the date of this Agreement.

3.6 Taxes.

(a) LTX and each of its Subsidiaries have properly filed on a timely basis all material Tax Returns that they were required to file, and all such Tax Returns were true, correct and complete in all material respects. Each of LTX and its Subsidiaries has paid on a timely basis all material Taxes that were due and payable. The most recent financial statements contained in the LTX SEC Reports reflect an adequate reserve (in accordance with GAAP) for all material Taxes payable by LTX and its Subsidiaries through the date of such financial statements and all unpaid Taxes of LTX and each of its Subsidiaries for all tax periods commencing after the date of such financial statements arose in the ordinary course of business consistent with past practice. No material deficiencies for any Taxes have been asserted or assessed, or to the Knowledge of LTX, proposed, against LTX or any of its Subsidiaries, nor has LTX or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any material Tax which waiver or extension remains in effect.

(b) LTX and each of its Subsidiaries have timely paid or withheld with respect to their employees (and paid over any amounts withheld to the appropriate Taxing authority) all federal and state income taxes, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other similar Taxes required to be paid or withheld and material to LTX and its Subsidiaries taken as a whole.

(c) No audit or other examination of any material Tax Return of LTX or any of its Subsidiaries is in progress as of the date hereof, nor has LTX or any of its Subsidiaries been notified in writing as of the date hereof of any request for such an audit or other examination.

(d) LTX has made available (for this purpose in the LTX electronic data room or otherwise) to Credence copies of all material Tax Returns for LTX and each of its Subsidiaries filed for all periods beginning January 1, 2004 or later.

(e) Neither LTX nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Merger.

(f) Neither LTX nor any of its Subsidiaries has engaged in a “reportable transaction,” as set forth in Treasury Regulations section 1.6011-4(b), or any transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a “listed transaction,” as set forth in Treasury Regulations section 1.6011-4(b)(2).

(g) Neither LTX nor any of its Subsidiaries has taken any action or has failed to take any action or has Knowledge of any fact, agreement, plan or other circumstance that would cause the Merger to fail to qualify as a reorganization with the meaning of Section 368(a) of the Code.

(h) There is no contract, agreement, plan or arrangement to which LTX or any of its Subsidiaries is a party, including the provisions of this Agreement, covering any employee, consultant or director of LTX or any of its Subsidiaries, which, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 404 or 162(m) of the Code.

(i) Neither LTX nor any of its Subsidiaries (A) has any actual or potential liability under Treasury Regulations section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any Person other than LTX or any of its Subsidiaries, or (B) is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement.

(j) Neither LTX nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any Contract that could obligate it to make any payments that may be treated as an “excess parachute payment” under Section 280G of the Code, determined without regard to Section 280G(b)(4)(B) of the Code.

3.7 Intellectual Property.

(a) Definitions. For the purposes of this Agreement, the following terms have the following meanings:

(i) “LTX IP” shall mean any Intellectual Property owned by LTX or any of its Subsidiaries and material to the conduct of the business of LTX and its Subsidiaries, taken as a whole.

(ii) “LTX IP Contract” shall mean any Contract to which LTX or any of its Subsidiaries is a party with respect to the grant of any license or ownership interest in any LTX IP (other than “shrink wrap” and similar widely available commercial end-user licenses).

(iii) “LTX Licensed IP” shall mean any Intellectual Property licensed by LTX or any of its Subsidiaries from a third party and material to the conduct of the business of LTX and its Subsidiaries, taken as a whole.

(iv) “LTX Products” shall mean all products or service offerings of LTX that, since January 1, 2005, have been marketed, sold or distributed, or that LTX currently intends to market, sell or distribute, including any products or service offerings currently under development.

(v) “LTX Registered Intellectual Property” shall mean all of the Registered Intellectual Property owned by, or filed in the name of, LTX or any of its Subsidiaries and material to the conduct of the business of LTX and its Subsidiaries, taken as a whole.

(vi) “LTX Third Party IP Contract” shall mean all contracts pursuant to which a third party has licensed any LTX Licensed IP to LTX or its Subsidiaries.

(b) LTX Intellectual Property.

(i) Registered Intellectual Property; Proceedings. Section 3.7(b)(i) of the LTX Disclosure Schedule contains a complete and accurate list of (i) all LTX Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of LTX Registered Intellectual Property has been issued or registered, the filing and/or issue dates, and the corresponding application and registration numbers and similar identifiers, and (ii) all proceedings or actions before any court or tribunal (including the PTO) or equivalent authority anywhere else in the world) related to any LTX Registered Intellectual Property.

(ii) Registration. To the Knowledge of LTX, each item of LTX Registered Intellectual Property is valid and subsisting.

(iii) Intellectual Property Contracts. Neither LTX nor any of its Subsidiaries is in material breach of any LTX IP Contracts or any LTX Third Party IP Contracts (other than “shrink wrap” and similar widely available commercial end-user licenses) and, to LTX’s Knowledge, no other party has materially failed to perform under any of the LTX IP Contracts or LTX Third Party IP Contracts. Section 3.7(b)(iii) of the LTX Disclosure Schedule contains a complete and accurate list of LTX Third Party IP Contracts and all material LTX IP Contracts.

(c) Ownership.

(i) No LTX IP is as of the date hereof subject to any legal proceeding or outstanding legal decree, order, judgment, or stipulation restricting in any material manner, the use, transfer, or licensing thereof by LTX or any of its Subsidiaries.

(ii) LTX owns each item of LTX IP free and clear of any security interest, pledge or mortgage.

(d) Non-Infringement. To the Knowledge of LTX, the design, development, manufacture, use, import, sale and licensing of LTX Products does not infringe or misappropriate any Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction and there are no claims pending or, to the Knowledge of LTX, threatened against LTX claiming that the LTX Products infringe or misappropriate the Intellectual Property of any third party.

(e) Intellectual Property Contracts.

(i) Except as set forth in Section 3.7(e)(i) of the LTX Disclosure Schedule, neither this Agreement nor the consummation of the transactions contemplated by this Agreement will automatically result in the breach, modification, cancellation, termination or suspension of any LTX Third Party IP Contract.

(ii) Neither this Agreement nor the transactions contemplated by this Agreement will result in (A) any third party being automatically granted rights or access to, or the placement in or release from escrow, of any LTX IP, (B) LTX automatically granting to any third party any right in any LTX IP, or (C) LTX automatically being obligated contractually to pay material any royalties or other material amounts to any third party in excess of those payable by LTX or its Subsidiaries prior to the Closing.

(f) Third-Party Infringement. As of the date hereof, there are no legal proceedings or written threats of legal proceedings in which LTX or its Subsidiaries have alleged the misappropriation or infringement of LTX IP. To the Knowledge of LTX, no third party is infringing, violating or misappropriating in any material respect any of the LTX IP.

(g) Trade Secret Protection. With respect to LTX IP, LTX and each of its Subsidiaries have taken commercially reasonable steps to protect the rights of LTX and its Subsidiaries in LTX’s and its Subsidiaries’ confidential information and trade secrets and any trade secrets or confidential information of third parties provided to LTX or any of its Subsidiaries under an obligation of confidentiality.

3.8 Compliance; Permits.

(a) Compliance. Except, individually or in the aggregate, as has not had and would not reasonably be expected to have a Material Adverse Effect on LTX and its Subsidiaries, taken as a whole, neither LTX nor any of its Subsidiaries is in conflict with, or in default or in violation of, (i) any Legal Requirement applicable to LTX or any of its Subsidiaries or by which LTX or any of its Subsidiaries or any of their respective businesses or properties is bound or affected, or (ii) any Contract or Permit to which LTX or any of its Subsidiaries is a party or by which LTX or any of its Subsidiaries or its or any of their respective businesses or properties is bound or affected. To the Knowledge of LTX, no material investigation or review by any Governmental Entity is pending or has been threatened against LTX or any of its Subsidiaries. There is no material judgment, injunction, order or decree binding upon LTX or any of its Subsidiaries which has or would reasonably be expected to have the effect of prohibiting or materially impairing (A) any business practices of LTX and its Subsidiaries, taken as a whole, or (B) the conduct of business by LTX and its Subsidiaries as currently conducted.

(b) Permits. LTX and its Subsidiaries hold all Permits that are required for the operation of the business of LTX and its Subsidiaries as currently conducted, other than Permits the absence of which would not reasonably be expected to have a Material Adverse Effect on LTX and its Subsidiaries, taken as a whole (collectively, “LTX Permits” other than LTX Environmental Permits which are covered exclusively under Section 3.14). No suspension or cancellation of any of LTX Permits is pending or, to the Knowledge of LTX, threatened. LTX and its Subsidiaries are in compliance in all material respects with the terms of the LTX Permits.

(c) Foreign Corrupt Practices Act; Export Control Laws. Neither LTX nor any of its Subsidiaries (including any of their respective officers or directors) has taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, any rules or regulations thereunder or any similar Legal Requirement relating to bribery or improper influence, except for any such violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on LTX and its Subsidiaries, taken as a whole. LTX and each of its Subsidiaries is currently conducting, and have at all times since their inception conducted, their respective businesses in compliance in all material respects with and not in violation of any export control Legal Requirement, trade embargo or the anti-boycott provisions of any applicable Legal Requirements.

3.9 Litigation. There are no claims, suits, actions or proceedings pending or, to the Knowledge of LTX, threatened against LTX or any of its Subsidiaries before any court, Governmental Entity, or any arbitrator (a) that seek to restrain or enjoin the consummation of the transactions contemplated hereby or (b) which, either individually or in the aggregate with all such claims, suits, actions or proceedings, have had or would reasonably be expected to have a Material Adverse Effect on LTX and its Subsidiaries, taken as a whole.

3.10 Brokers’ and Finders’ Fees. Except for fees payable to J.P. Morgan Securities Inc. (“JPMorgan”) pursuant to an engagement letter dated April 21, 2008, a copy of which has been provided to Credence, no agent, broker, investment banker, financial advisor or other firm or Person is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with this Agreement or any transaction contemplated hereby based upon arrangements made by or on behalf of LTX.

3.11 Transactions with Affiliates. Except as set forth in the Designated LTX SEC Reports, since the date of LTX’s last proxy statement filed with the SEC, no event has occurred that would be required to be reported by LTX pursuant to Item 404 of Regulation S K promulgated by the SEC.

3.12 Employee Benefit Plans and Labor Matters.

(a) Definitions.

(i) “LTX Benefit Plan” shall mean each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, and any other material plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, which is maintained, contributed to, or required to be contributed to, by LTX or any ERISA Affiliate for the benefit of two or more LTX Employees, or with respect to which LTX or any ERISA Affiliate has any liability or obligation.

(ii) “LTX Employee” shall mean any current or former or retired employee, consultant or director of LTX or any ERISA Affiliate.

(iii) “LTX Employee Agreement” shall mean (A) each management, employment, severance, retention, stay bonus, consulting, relocation, repatriation, expatriation, visa, work permit or other Contract between LTX or any ERISA Affiliate and any current, former or retired executive officer or director of LTX and (B) each management, employment, severance, retention, stay bonus, consulting, relocation, repatriation, expatriation, visa, work permit or other Contract between LTX or any ERISA Affiliate and any LTX Employee other than a current, former or retired executive officer or director of LTX, that is material either individually or in the aggregate with all such similar Contracts.

(b) Schedule. Section 3.12(b) of the LTX Disclosure Schedule contains an accurate and complete list of each LTX Benefit Plan and each LTX Employee Agreement. Neither LTX nor any ERISA Affiliate has any plan or commitment to establish, adopt or enter into any new LTX Benefit Plan or LTX Employee Agreement or to modify any LTX Benefit Plan or LTX Employee Agreement (except to the extent required by Legal Requirements or to conform any such LTX Benefit Plan or LTX Employee Agreement to any applicable Legal Requirements, or as required by this Agreement) that would reasonably be expected to result in material liability to LTX and its ERISA Affiliates, taken as a whole.

(c) Documents. LTX has provided or made available to LTX correct and complete copies of: (i) all documents embodying each LTX Benefit Plan and each LTX Employee Agreement required to be disclosed pursuant to Section 3.12(b) above including all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each such LTX Benefit Plan; (ii) the most recent annual actuarial valuations, if any, prepared for each LTX Benefit Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each LTX Benefit Plan; (iv) if any LTX Benefit Plan is funded, the most recent annual and periodic accounting of LTX Benefit Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each LTX Benefit Plan; (vi) all IRS determination, opinion, notification and advisory letters; (vii) all material communications to any LTX Employee or LTX Employees relating to any LTX Benefit Plan and any proposed LTX Benefit Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability material to LTX and its Subsidiaries, taken as a whole; (viii) all material correspondence to or from any governmental agency relating to any LTX Benefit Plan; and (ix) the three (3) most recent plan years discrimination tests for each LTX Benefit Plan for which such tests are required.

(d) Benefit Plan Compliance.

(i) With respect to each LTX Benefit Plan, no event has occurred and to the Knowledge of LTX there exists no condition or set of circumstances, in connection with which LTX or any of its ERISA Affiliates would be subject to any liability under ERISA, the Code or any other applicable Legal Requirement material to LTX and its Subsidiaries, taken as a whole.

(ii) Each LTX Benefit Plan has been, in all material respects, administered and operated in accordance with its terms, with the applicable provisions of ERISA, the Code and all other applicable material Legal Requirements and the terms of any applicable collective bargaining agreements. Each LTX Benefit Plan, including any material amendments thereto, that is capable of Approval has received such Approval or there remains a period of time in which to obtain such Approval retroactive to the date of any material amendment that has not previously received such Approval, except for the lack of such Approvals which, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in material liability to LTX and its Controlled Group Affiliates, taken as a whole. Except as required by Legal Requirements, no condition exists that would prevent LTX or Credence from terminating or amending any LTX Benefit Plan at any time for any reason without material liability to LTX and its ERISA Affiliates, taken as a whole (other than ordinary administration expenses or routine claims for benefits).

(iii) No material written representation or commitment with respect to any material aspect of any LTX Benefit Plan has been made to an LTX Employee by an authorized LTX Employee that is not materially in accordance with the written or otherwise preexisting terms and provisions of such LTX Benefit Plans that would reasonably be expected to result in material liability to LTX and its ERISA Affiliates, taken as a whole. Neither LTX nor any of its Subsidiaries has entered into any agreement, arrangement or understanding, whether written or oral, with any trade union, works council or other LTX Employee representative body or any material number or category of its LTX Employees which would prevent, restrict or materially impede the implementation of any lay-off, redundancy, severance or similar program within its or their respective workforces (or any part of them).

(iv) There are no unresolved claims or disputes under the terms of, or in connection with, any LTX Benefit Plan (other than routine undisputed claims for benefits), and no action, legal or otherwise, has been commenced or, to the Knowledge of LTX, is threatened or reasonably anticipated (other than routine claims for benefits), with respect to any material claim, which would reasonably be expected to result in material liability to LTX and its Controlled Group Affiliates, taken as a whole.

(e) Plan Funding. With respect to LTX Benefit Plans, there are no material benefit obligations for which required contributions have not been made or accrued to the extent required by GAAP and there are no material benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with the requirements of GAAP, on the financial statements of LTX. The assets of each LTX Benefit Plan which is funded are reported at their fair market value on the books and records of such LTX Benefit Plan.

(f) No Pension or Welfare Plans. Neither LTX nor any ERISA Affiliate of LTX has ever maintained, established, sponsored, participated in or contributed to any (i) LTX Benefit Plan which is or was subject to Title IV of ERISA or Section 412 of the Code, (ii) “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (iii) “multiple employer plan” as defined in ERISA or the Code, or (iv) “funded welfare plan” within the meaning of Section 419 of the Code. No LTX Benefit Plan provides health benefits that are not fully insured through an insurance contract.

(g) Continuation Coverage. No LTX Benefit Plan provides post-termination or retiree welfare benefits (whether or not insured) with respect to any Person for any reason other than coverage mandated by applicable Legal Requirements, and neither LTX nor any ERISA Affiliate has ever contracted to any LTX Employee (either individually or to LTX Employees as a group) or any other Person that such LTX Employee(s) or other Person would be provided with post-termination or retiree welfare benefits, except to the extent required by applicable Legal Requirements or, individually or in the aggregate, as has not resulted or would not reasonably be expected to result in material liability to LTX and its ERISA Affiliates, taken as a whole.

(h) Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any LTX Benefit Plan or LTX Employee Agreement that will or may result in any material payment (whether of severance pay or otherwise), acceleration of any material payment, forgiveness of material indebtedness, vesting, distribution, material increase in benefits or obligation to fund benefits with respect to any LTX Employee. No payment or benefit which will or may be made in connection with the transactions contemplated by this Agreement by LTX or any ERISA Affiliate with respect to any LTX Employee or any other “disqualified individual” (as defined in Code Section 280G and the regulations thereunder) will be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code. There is no contract, agreement, plan or arrangement to which LTX or any ERISA Affiliate is a party or by which it is bound to compensate any LTX Employee for excise taxes paid pursuant to Section 4999 of the Code. Section 3.12(h) of the LTX Disclosure Schedule lists all persons who LTX reasonably believes are “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as determined as of the date hereof.

(i) Section 409A. Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) sponsored or maintained by LTX and each ERISA Affiliate has been operated since January 1, 2005 in reasonable, good faith compliance with Section 409A of the Code and applicable IRS guidance. No nonqualified deferred compensation plan has been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004. No stock option or other right to acquire LTX Common Stock or other equity of LTX has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or rights.

(j) Stock Option Grant Practices. LTX’s past and current stock option grant practices (i) complied and comply with all applicable LTX Stock Plans, stock exchange rules and applicable Legal Requirements, (ii) have been fairly presented in accordance with GAAP in the LTX Financials, and (iii) have resulted only in exercise prices that correspond to the fair market value on the date that the grants were actually authorized under applicable Legal Requirements, in each case except for any such failures, individually or in the aggregate, that have not had and would not reasonably be expected to have a Material Adverse Effect on LTX and its Subsidiaries, taken as a whole. As of the date of this Agreement, LTX has no ongoing internal review of any past or current stock option practice, and LTX is not aware of the existence of any reports on any such reviews completed since January 1, 2005.

(k) Labor. Neither LTX nor any of it Subsidiaries is presently a party to, or bound by, any collective bargaining agreement, trade union agreement, work council, employee representative agreement, union contract, or information or consultation agreement, other than national or industry-wide agreements, with respect to employees and no collective bargaining agreement is being negotiated by LTX or any of its Subsidiaries. To the Knowledge of LTX, there are no activities or proceedings of any labor union to organize any employees of LTX or any of its Subsidiaries. There is no labor dispute, strike or work stoppage against LTX or any of its Subsidiaries pending or, to the Knowledge of LTX, threatened or reasonably anticipated which would reasonably be expected to materially interfere with the business activities of LTX and its Subsidiaries, taken as a whole. None of LTX, any of its Subsidiaries or any of their respective representatives or employees has committed any unfair labor practice in connection with the operation of the respective businesses of LTX or any of its Subsidiaries, except, individually or in the aggregate, as has not had and as would not reasonably be expected to have a Material Adverse Effect on LTX and its

Subsidiaries, taken as a whole. There are no actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of LTX, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any employee, including charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on LTX and its Subsidiaries, taken as a whole. Neither LTX nor any of its Subsidiaries have incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local law which remains unsatisfied that is material to LTX and its Subsidiaries, taken as a whole.

(l) Employment Matters. LTX is in compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment (including but not limited to the classification of any Person as an employee or independent contractor), employment practices, terms and conditions of employment and wages and hours, in each case, with respect to employees, except, individually or in the aggregate, as would not reasonably be expected to have a Material Adverse Effect on LTX and its Subsidiaries, taken as a whole.

(m) International Employee Matters.

(i) With respect to each LTX Benefit Plan that is maintained outside the jurisdiction of the United States or primarily covers LTX Employees residing or working outside the United States, (A) the LTX Benefit Plan has been established, maintained and administered in all material respects in compliance with its terms and all applicable Legal Requirement, (B) all contributions and expenses that are required to be made have been made or properly accrued, and (C) with respect to any such LTX Benefit Plan that is intended to be eligible to receive favorable tax treatment under the Legal Requirements applying to such LTX Benefit Plan, all requirements necessary to obtain such favorable tax treatment have been satisfied.

(ii) There is no term of employment for any LTX Employee residing or working outside the United States providing that the consummation of the transactions contemplated by this Agreement shall entitle such LTX Employee (A) to treat the change of control as a breach of any contract, (B) to any payment, benefit or change of terms of employment (whether or not conditioned upon the occurrence of any other event) or (C) to treat himself or herself as redundant or released from any obligation to his or her employer.

3.13 Title to Properties.

(a) Leases. Section 3.13(a) of the LTX Disclosure Schedule sets forth a list of all real property leases or other agreements for the occupancy of real property to which LTX or any of its Subsidiaries is a party or by which any of them is bound as of the date hereof and all amendments, guaranties and modifications thereof (each, an “LTX Lease”). Except as set forth in the LTX Leases or as disclosed in the LTX Disclosure Schedule, no party has a right to occupy any of the premises subject to a LTX Lease (“LTX Leased Property”) except for LTX or its Subsidiaries. LTX has made available to LTX a true and complete copy of each LTX Lease. All such LTX Leases are valid and in full force and effect against LTX or any Subsidiary of LTX party thereto and, to the Knowledge of LTX, each other party thereto, except that such enforceability (i) may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and (ii) is subject to general principles of equity, and, with respect to LTX or any of its Subsidiaries, under any of such leases, no rental payments are past due and there is no existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default), except, individually or in the aggregate, as has not had and would not reasonable be expected to have a Material Adverse Effect on LTX and its Subsidiaries, taken as a whole.

(b) Properties. Section 3.13(b) of the LTX Disclosure Schedule sets forth a list of all real property owned by LTX or any of its Subsidiaries (the “LTX Owned Property” and collectively with LTX Leased Property, the “LTX Real Property”). With respect to LTX Owned Property, LTX has made available to LTX copies of the deeds and other instruments (as recorded) by which LTX or any of its Subsidiaries acquired such parcel of property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of LTX or any of its Subsidiaries relating thereto. There are no pending or, to the Knowledge of LTX, threatened condemnation or eminent domain actions or proceedings, or any special assessments or other activities of any public or quasi-public body that are reasonably likely to materially adversely affect LTX’s title to LTX Real Property. To the Knowledge of LTX, there are no facts or conditions which would, in the aggregate, reasonably be expected to have a material and adverse effect on the transferability, financability, ownership, leasing, use, development, occupancy or operation of any such real property. Neither LTX nor any Subsidiary has received any written notice from any insurance company of any defects or inadequacies in any LTX Real Property or any part thereof which would reasonably be expected to materially and adversely affect the insurability of such property or the premiums for the insurance thereof, nor has any written notice been given by any insurer of any such property requesting the performance of any repairs, alterations or other work with which compliance has not been made. There are no leases, subleases, licenses or agreements, written or oral, granting to any party or parties (other than LTX or any of its Subsidiaries) the right of use or occupancy of any portion of the LTX Real Property. There are no outstanding options or rights of first refusal to purchase the LTX Real Property or any portion thereof or interest therein.

(c) Valid Title. LTX and each of its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business that are material to LTX and its Subsidiaries, taken as a whole, free and clear of any Liens, except for (i) Liens imposed by law in respect of obligations not yet due which are owed in respect of Taxes or (ii) Liens which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

3.14 Environmental Matters.

(a) Except, individually or in the aggregate, as has not had and would not reasonably be expected to have a Material Adverse Effect on LTX and its Subsidiaries, taken as a whole, no amount of any Hazardous Materials is present as a result of the actions of LTX or any of its Subsidiaries, or, to the Knowledge of LTX, as a result of any actions of any third party or otherwise, in, on or under any real property, including the land and the improvements, ground water and surface water thereof, that LTX or any of its Subsidiaries currently owns, operates, occupies or leases. Neither LTX nor any Subsidiary has any liabilities or obligations arising from the Release of any Hazardous Materials into the Environment, except for such liabilities or obligations, individually or in the aggregate, as have not had and would not reasonably be expected to have a Material Adverse Effect on LTX and its Subsidiaries, taken as a whole.

(b) Except, individually or in the aggregate, as have not had and would not reasonably be expected to have a Material Adverse Effect on LTX and its Subsidiaries, taken as a whole, LTX and its Subsidiaries are in compliance with and have at all times during the past five years complied with applicable Environmental Laws.

(c) LTX and its Subsidiaries hold all Permits issued under or pursuant to Environmental Laws that are required for the operation of the business of LTX and its Subsidiaries as currently conducted, expect for such Permits the absence of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on LTX and its Subsidiaries, taken as a whole (“LTX Environmental Permits”). No suspension or cancellation of any of the LTX Environmental Permits is pending or, to the Knowledge of LTX, threatened. LTX and its Subsidiaries are in compliance in all material respects with the terms of the LTX Environmental Permits.

(d) Except, individually or in the aggregate, as has not had and would not reasonably be expected to have a Material Adverse Effect on LTX and its Subsidiaries, taken as a whole, no civil or criminal litigation, action, order, written notice of violation or claim or, to the Knowledge of LTX, investigation, inquiry, information request or proceeding is pending or, to LTX’s Knowledge, threatened against LTX or any of its Subsidiaries arising out of Environmental Laws.

(e) Except, individually or in the aggregate, as has not had and would not reasonably be expected to have a Material Adverse Effect on LTX and its Subsidiaries, taken as a whole, neither LTX nor any of its Subsidiaries has entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of any Environmental Laws.

(f) LTX and its Subsidiaries are in compliance in all material respects with the European Directive 2002/96/EC on waste electrical and electronic equipment or European Directive 2002/95/EC on the restriction of the use of certain hazardous substances in electrical and electronic equipment, and their respective implementing Legal Requirements.

(g) LTX and its Subsidiaries have made available to Credence all material environmental site assessments and audit reports prepared within the last five years and in their possession, custody or control relating to premises currently or previously owned or operated by LTX or any Subsidiary.

(h) Except, individually or in the aggregate, as has not had and would not reasonably be expected to have a Material Adverse Effect on LTX and its Subsidiaries, taken as a whole, neither LTX nor any of its Subsidiaries have any Liability for any Environmental Matter.

(i) Except, individually or in the aggregate, as has not had and would not reasonably be expected to have a Material Adverse Effect on LTX and its Subsidiaries, taken as a whole, no underground storage tanks are present in, on or under any real property, including the land and the improvements thereof, that LTX or any Subsidiary has at any time owned, operated, occupied or leased.

3.15 Contracts.

(a) Material Contracts. For purposes of this Agreement, “LTX Material Contract” shall mean:

(i) any “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to LTX or its Subsidiaries;

(ii) any severance or consulting Contract or any written employment agreement providing for a guaranteed minimum term of employment (excluding, for this purpose, any offer letters entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), in each case, under which LTX or any of its Subsidiaries may have continuing obligations as of the date hereof, with (A) any current or former executive officer or other employee of LTX who earned or is expected to earn an annual base salary in excess of $150,000 during the fiscal year ended July 31, 2007 or the fiscal year ending July 31, 2008 or (B) any member of LTX’s Board of Directors;

(iii) any Contract or plan, including any stock plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional or subsequent events) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iv) any agreement of indemnification or any guaranty under which LTX or any of its Subsidiaries has continuing obligations as of the date hereof, other than any agreement of indemnification entered into in connection with the sale or license of hardware or software products in the ordinary course of business;

(v) any Contract containing any covenant (A) limiting the right of LTX or any of its Subsidiaries to engage in any material line of business, to make use of any material Intellectual Property or to compete with any Person in any material line of business or geographic area, (B) granting exclusive rights, or (C) otherwise prohibiting LTX or its Subsidiaries from selling, distributing or manufacturing any material products or services or purchasing or otherwise obtaining any material software, components, parts or subassemblies;

(vi) any Contract relating to the disposition or acquisition by LTX or any of its Subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business;

(vii) any Contract governing the terms of any material ownership or investments of LTX or any of its Subsidiaries in any other Person or business enterprise other than LTX’s Subsidiaries (other than short-term, liquid investments), or any Contract pursuant to which LTX or its Subsidiaries has any material obligation or commitment (whether conditional or otherwise) to make any investment or acquire any ownership interest in any other Person or business enterprise other than LTX’s Subsidiaries;

(viii) any dealer, distributor, joint marketing or development agreement under which LTX or any of its Subsidiaries have continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of 90 days or less, or any agreement pursuant to which LTX or any of its Subsidiaries have continuing obligations to jointly develop any material Intellectual Property that will not be wholly owned by LTX or any of its Subsidiaries and which may not be terminated without penalty upon notice of 90 days or less;

(ix) any Contract to license any third party to manufacture or reproduce any products, services or technology of LTX or its Subsidiaries or any Contract to sell or distribute any of such products, services or technology, except agreements with distributors or sales representatives in the ordinary course of business consistent with past practice and terminable without penalty upon notice of 90 days or less and substantially in the form previously provided to Credence;

(x) any Contract containing any support, maintenance or service obligation on the part of LTX or any of its Subsidiaries, which represents a value or liability in excess of $250,000 on an annual basis, other than (A) those obligations that are terminable by LTX or any of its Subsidiaries on no more than 60 days notice without liability or financial obligation to LTX or its Subsidiaries or (B) purchase orders with end-user customers entered into in the ordinary course of business consistent with past practice;

(xi) any Contract for capital expenditures or the acquisition or construction of fixed assets which requires aggregate future payments in excess of $100,000;

(xii) any dispute settlement agreement with continuing material obligations thereunder entered into within five years prior to the date of this Agreement;

(xiii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, other than (A) accounts receivables and payables and (B) loans to direct or indirect wholly-owned Subsidiaries, in each case in the ordinary course of business; or

(xiv) any Contract the termination or breach of which, or the failure to obtain consent in respect of which, would reasonably be expected to have a Material Adverse Effect on LTX and its Subsidiaries, taken as a whole.

(b) Schedule. Section 3.15(b) of the LTX Disclosure Schedule sets forth a list of all LTX Material Contracts to which LTX or any of its Subsidiaries is a party or is bound by as of the date hereof and which are described in Sections 3.15(a)(i) through 3.15(a)(xiv) hereof other than those listed as an exhibit to LTX’s most recent Annual Report on Form 10-K.

(c) No Breach. Each LTX Material Contract is in full force and effect except to the extent it has previously expired in accordance with its terms and except as enforceability (i) may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and (ii) is subject to general principles of equity. Neither LTX nor any of its Subsidiaries is in violation of any provision of, or has failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any LTX Material Contract, and neither LTX nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under, any of the terms or conditions of any LTX Material Contract, in each case in such a manner as would permit any other party to cancel or terminate any such LTX Material Contract, or would permit any other party to seek damages or other remedies, for any or all of such breaches, violations or defaults, except, individually or in the aggregate, as has not had and would not reasonably be expected to have a Material Adverse Effect on LTX and its Subsidiaries, taken as a whole. To the Knowledge of LTX, no third party has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a material default under the provisions of, any LTX Material Contract.

3.16 Insurance. LTX maintains insurance policies covering LTX, its Subsidiaries and their respective employees, properties or assets, including policies of property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, against such losses and risks and in such amounts as are customary for the businesses in which LTX and its Subsidiaries are currently engaged. As of the date hereof, such policies are in full force and effect, no notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, except, individually or in the aggregate, as has not had and would not reasonably be expected to have a Material Adverse Effect on LTX and its Subsidiaries, taken as a whole.

3.17 Disclosure. None of the information supplied or to be supplied by or on behalf of LTX or Merger Sub for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of LTX and Merger Sub for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, at the time the Proxy Statement/Prospectus is first mailed to the stockholders of LTX and Credence and at the time of the LTX and Credence Stockholders’ Meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time before the Effective Time, LTX obtains Knowledge of any event relating to LTX or any of its affiliates, officers or directors which is required to be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, LTX shall promptly inform Credence. Notwithstanding the foregoing, no representation or warranty is made by LTX with respect to statements made or incorporated by reference in the Registration Statement or the Joint Proxy Statement/Prospectus about Credence supplied by Credence for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement/Prospectus.

3.18 Board Approval. The Board of Directors of LTX has, by resolutions duly adopted by unanimous vote at a meeting of all directors duly called and held and not subsequently rescinded or modified in any way prior to the date hereof (the “LTX Board Approval”), (a) determined that the Merger and the Charter Amendment are fair to, and in the best interests of, LTX and its stockholders and declared this Agreement and the Merger to be advisable, (b) approved this Agreement and the transactions contemplated hereby, including the Merger, the Charter Amendment and the Share Issuance, (c) recommended that the stockholders of LTX approve the Share Issuance and the Charter Amendment, and (d) subject to Sections 5.2 and 5.3, directed that the Share Issuance and the Charter Amendment be submitted to LTX’s stockholders at the Stockholders’ Meeting of LTX.

3.19 Opinion of Financial Advisor. LTX’s Board of Directors has received a written opinion from JPMorgan, dated as of June 20, 2008, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to LTX. A signed copy of such opinion will be provided to Credence as promptly as practicable following receipt thereof by LTX.

3.20 Rights Plan. LTX has taken all action so that (a) Credence shall not be an “Acquiring Person” under the LTX Rights Agreement and (b) the entering into of this Agreement and the Merger and the consummation of the other transactions contemplated hereby will not result in the grant of any rights to any Person under the LTX Rights Agreement or enable or require the LTX Rights to be exercised, distributed or triggered as a result thereof.

3.21 Shell Company Status. Neither LTX nor Merger Sub is a “shell company,” other than a “business combination related shell company,” as those terms are defined in Rule 405 promulgated under the Securities Act.

3.22 No Other Representations and Warranties. Except for the representations and warranties contained in Article II, and any certificate delivered by Credence in connection with Closing, LTX acknowledges and agrees that neither Credence nor any other Person on behalf of Credence makes, nor has LTX relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to Credence or with respect to any other information provided to or made available to LTX in connection with the transactions contemplated hereunder. Except as provided in Section 5.10, neither Credence nor any other Person will have or be subject to any liability or indemnification obligation to LTX or any other Person resulting from the distribution to LTX, or LTX’s use of, any such information, including any information, documents, projections forecasts or other material made available to LTX in certain data rooms or management presentations in expectation of the transactions contemplated in this Agreement, unless any such information is expressly included in a representation or warranty contained in Article II or in the corresponding section of the Credence Disclosure Schedule.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1 Conduct of Business by Credence.

(a) Ordinary Course. During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Credence shall, and shall cause each of its Subsidiaries to, except as otherwise expressly required by this Agreement, by Legal Requirements or by the terms of any Contract in effect on the date hereof and made available to LTX or to the extent that LTX shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), use commercially reasonable efforts to (i) carry on its business in the ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable Legal Requirements, (ii) pay its debts and taxes when due subject to good faith disputes over such debts or taxes, and pay or perform other material obligations when due, subject to good faith disputes over such obligations, (iii) preserve intact its present business organization, (iv) keep available the services of its present executive officers and key employees, and (v) preserve its relationships with material customers, suppliers, licensors, licensees and others with which it has material business dealings.

(b) Required Consent. In addition, without limiting the generality of Section 4.1(a), except as required by the terms of this Agreement, by Legal Requirements or by the terms of any Contract in effect on the date hereof and made available to LTX or as provided in Article IV of the Credence Disclosure Schedule, without the prior written consent of LTX, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Credence shall not do any of the following, and shall not permit any of its Subsidiaries to do any of the following:

(i) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, other than a cash management transaction between Credence and a wholly-owned Subsidiary of it, or between wholly-owned Subsidiaries of Credence in the ordinary course of business consistent with past practice;

(ii) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or the capital stock of its Subsidiaries, except repurchases of shares at cost in connection with the termination of the employment relationship with any Employee pursuant to stock option or purchase agreements in effect on the date hereof or entered into in the ordinary course of business after the date hereof;

(iii) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock, or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments obligating it to issue any such securities or rights, other than: (A) issuances of Credence Common Stock upon the exercise of Credence Options, warrants or other rights of Credence or the settlement of Credence Restricted Stock Units existing on the date hereof in accordance with their present terms or granted pursuant to clause (C) hereof, (B) issuances of shares of Credence Common Stock to participants in Credence Purchase Plan pursuant to the terms thereof, (C) grants of stock options or other stock based awards (including Credence Restricted Stock and Credence Restricted Stock Units) of, or to acquire, shares of Credence Common Stock granted under Credence Stock Plans in effect on the date hereof, in each case (x) in the ordinary course of business consistent with past practice, (y) with respect to stock options, granted with an exercise price equal to the fair market value of Credence Common Stock on the date of grant and (z) for up to 100,000 shares of Credence Common Stock in the aggregate and 20,000 such shares for any individual (“Credence Routine Grants”) or (D) the issuance of Credence Common Stock issuable upon conversion of Credence Convertible Notes;

(iv) Cause or permit any amendments to any of the Credence Charter Documents or Subsidiary Charter Documents of any Subsidiary of Credence;

(v) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity or voting interest in all or a portion of the assets of, or by any other manner, any business or any Person or division or product line thereof, or otherwise acquire or agree to acquire any assets which, in each such case, are material, individually or in the aggregate, to the business of Credence and its Subsidiaries, taken as a whole;

(vi) Enter into any binding agreement, agreement in principle, letter of intent, memorandum of understanding or similar agreement with respect to any joint venture, joint development, strategic partnership or alliance that is material, individually or in the aggregate, to the business of Credence and its Subsidiaries, taken as a whole;

(vii) Sell, lease, exclusively license, encumber or otherwise convey or dispose of any properties or assets material to the business of Credence and its Subsidiaries, taken as a whole, except (A) sales of inventory, products or equipment in the ordinary course of business consistent with past practice or (B) the sale, lease or disposition of excess or obsolete property or assets in the ordinary course of business consistent with past practice, in each case, which are not material, individually or in the aggregate, to the business of Credence and its Subsidiaries taken as a whole;

(viii) Make any loans, advances or capital contributions to any Person, other than: (A) loans or investments by it or a wholly-owned Subsidiary of it to or in it or any wholly-owned Subsidiary of it or (B) employee loans or advances for travel and entertainment expenses made in the ordinary course of business consistent with past practice;

(ix) Except as required by GAAP or the SEC, make any material change in its methods, principles or practices of accounting;

(x) Make or change any Tax election, adopt or change any accounting method in respect of Taxes that affects in any material respect the Tax liability or Tax attributes of Credence or any of its Subsidiaries, file any material amended Tax Return, enter into any closing agreement in respect of material Taxes, settle or compromise any material Tax liability or consent to any extension or waiver of any limitation period with respect to material Taxes;

(xi) Except as required by GAAP or the SEC, materially revalue any of its assets;

(xii)(A) Pay, discharge, settle or satisfy any threatened or actual litigation or any dispute that would reasonably be expected to lead to litigation (whether or not commenced prior to the date of this Agreement), other than (x) the payment, discharge, settlement or satisfaction, solely for cash in amounts not exceeding $25,000 individually or $100,000 in the aggregate, in the ordinary course of business consistent with past practice, or (y) the discharge, settlement or satisfaction of any such litigation or dispute that does not involve any payment by Credence or any of its Subsidiaries and does not impose any obligation on Credence or any of its Subsidiaries (other than a non-exclusive license of Intellectual Property that is not material to Credence and its Subsidiaries, taken as a whole) or (B) waive the benefits of, modify in any manner, amend, terminate, assign, release any Person from or knowingly fail to enforce, any confidentiality, “standstill,” or similar agreement to which Credence or any of its Subsidiaries is a party or of which Credence or any of its Subsidiaries is a beneficiary;

(xiii) Write up, write down or write off the book value of any assets, individually or in the aggregate, for Credence and its Subsidiaries, taken as a whole, other than (A) in the ordinary course of business consistent with past practice, (B) as may be required by GAAP or (C) otherwise not in excess of $250,000;

(xiv) Take any action to render inapplicable, or to exempt any third Person (other than LTX or Merger Sub) from, (A) the provisions of Section 203 of the DGCL or (B) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares of capital stock;

(xv)(A) Make any increase in the amount of compensation or fringe benefits of, pay any bonus to or grant severance or termination pay to any Employee or director of Credence or any Subsidiary of Credence other than increases in base salary of less than 3% or grants or payments in the ordinary course of business consistent in time and amount with past practice, (B) make any increase in or commitment to increase the benefits or expand the eligibility under any Credence Benefit Plan (including any severance plan), adopt or amend or make any commitment to adopt or amend any Credence Benefit Plan or make any contribution, other than regularly scheduled contributions, to any Credence Benefit Plan, (C) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of Credence Options, Credence Restricted Stock or Credence Restricted Stock Units, or reprice any Credence Options or authorize cash payments in exchange for any Credence Options, (D) enter into any employment, severance, termination or indemnification agreement with any Credence Employee or enter into any collective bargaining agreement, (other than (i) offer letters entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will,” provided that any such offer letter does not provide for annual compensation in excess of $150,000 or equity awards other than Credence Routine Grants, or (ii) severance agreements with non-officer Credence Employees entered into in the ordinary course of business consistent with past practice), (E) grant any stock appreciation right, phantom stock award, stock-related award or performance award (whether payable in cash, shares or otherwise) to any Person (including any Credence Employee), or (F) enter into any agreement with any Credence Employee the benefits of which are (in whole or in part) contingent or the terms of which are materially altered upon the occurrence of a transaction involving Credence of the nature contemplated hereby; provided, however, that nothing herein shall be construed as prohibiting Credence from granting Credence Options that are Credence Routine Grants;

(xvi) Transfer or license to any Person or otherwise extend, amend or modify in any material respect any rights to Credence IP, or enter into any agreements or make other commitments to grant, transfer or license to any Person material future patent rights, in each case, other than non-exclusive licenses granted to customers, resellers and end users in the ordinary course of business consistent with past practices, or grant any exclusive rights with respect to any Intellectual Property;

(xvii) Enter into any Contracts containing, or otherwise subjecting Credence, the Surviving Corporation or LTX or any of their respective Subsidiaries to, any material non-competition or material exclusivity restrictions on the operation of the business of Credence or the Surviving Corporation or LTX or any of their respective Subsidiaries;

(xviii) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Credence or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of any other Person (other than any wholly-owned Subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing, other than (A) guarantees and letters of credit issued to suppliers of Credence or any of its Subsidiaries in the ordinary course of business or (B) in connection with the financing of ordinary course trade payables, in either case consistent with past practice;

(xix) Hire or promote any officer- or director- level employee or appoint a new member of the board of directors of Credence or any of its Subsidiaries;

(xx) Make any capital expenditures other than in the ordinary course of business consistent with past practice and in an amount not in excess of $250,000 individually;

(xxi) Enter into, modify or amend in a manner materially adverse to Credence and its Subsidiaries, taken as a whole, or terminate, any Credence Material Contract, or waive, release or assign any material rights or claims thereunder, in each case, in a manner materially adverse to Credence and its Subsidiaries, taken as a whole;

(xxii) Take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied;

(xxiii) Except as expressly contemplated by this Agreement, take any actions that would result in restructuring charges pursuant to GAAP in excess of $250,000 in the aggregate;

(xxiv) Enter into any new line of business material to Credence and its Subsidiaries, taken as a whole;

(xxv) Fail to use commercially reasonable efforts to maintain in full force and effect insurance coverage substantially similar to insurance coverage maintained on the date hereof; or

(xxvi) Agree in writing to take any of the actions described in (i) through (xxv) above.

4.2 Conduct of Business by LTX.

(a) Ordinary Course. During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, LTX shall, and shall cause each of its Subsidiaries to, except as otherwise expressly required by this Agreement, by Legal Requirements or by the terms of any Contract in effect on the date hereof and made available to Credence or to the extent that Credence shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), use commercially reasonable efforts to (i) carry on its business in the ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable Legal Requirements, (ii) pay its debts and taxes when due subject to good faith disputes over such debts or taxes, and pay or perform other material obligations when due, subject to good faith disputes over such obligations, (iii) preserve intact its present business organization, (iv) keep available the services of its present executive officers and key employees, and (v) preserve its relationships with material customers, suppliers, licensors, licensees and others with which it has material business dealings.

(b) Required Consent. In addition, without limiting the generality of Section 4.2(a), except as required by the terms of this Agreement, by Legal Requirements or by the terms of any Contract in effect on the date hereof and made available to Credence or as provided in Article IV of the LTX Disclosure Schedule, without the prior written consent of Credence, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, LTX shall not do any of the following, and shall not permit any of its Subsidiaries to do any of the following:

(i) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock other than a cash management transaction between LTX and a wholly-owned Subsidiary of it, or between wholly-owned Subsidiaries of LTX in the ordinary course of business consistent with past practice;

(ii) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or the capital stock of its Subsidiaries, except repurchases of shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof or entered into in the ordinary course of business after the date hereof;

(iii) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock, or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments obligating it to issue any such securities or rights, other than: (A) issuances of LTX Common Stock (and associated LTX Rights) upon the exercise of LTX Options, warrants or other rights of LTX or the settlement of LTX Restricted Stock Units existing on the date hereof in accordance with their present terms or granted pursuant to clause (C) hereof, (B) issuances of shares of LTX Common Stock (and associated LTX Rights) to participants in any employee stock purchase plan of LTX pursuant to the terms thereof or (C) grants of stock options or other stock based awards (including restricted stock and LTX Restricted Stock Units) of or to acquire, shares of LTX Common Stock (and associated LTX Rights) granted under the LTX Stock Plans in effect on the date hereof, in each case (x) in the ordinary course of business consistent with past practice, (y) with respect to stock options, granted with an exercise price equal to the fair market value of LTX Common Stock on the date of grant and (z) for up to 100,000 shares of LTX Common Stock (and associated LTX Rights) in the aggregate and 20,000 such shares for any individual (“LTX Routine Grants”);

(iv) Cause or permit any amendments to any of the LTX Charter Documents except the Charter Amendment;

(v) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity or voting interest in all or a portion of the assets of, or by any other manner, any business or any Person or division or product line thereof, or otherwise acquire or agree to acquire any assets which, in each case, are material, individually or in the aggregate, to the business of LTX and its Subsidiaries, taken as a whole;

(vi) Enter into any binding agreement, agreement in principle, letter of intent, memorandum of understanding or similar agreement with respect to any joint venture, joint development, strategic partnership or alliance that is material, individually or in the aggregate, to the business of LTX and its Subsidiaries, taken as a whole;

(vii) Sell, lease, exclusively license, encumber or otherwise convey or dispose of any properties or assets material to the business of LTX and its Subsidiaries, taken as a whole, except (A) sales of inventory, products or equipment in the ordinary course of business consistent with past practice or (B) the sale, lease or disposition of excess or obsolete property or assets in the ordinary course of business consistent with past practice, in each case, which are not material, individually or in the aggregate, to the business of LTX and its Subsidiaries taken as a whole;

(viii) Make any loans, advances or capital contributions to any Person, other than: (A) loans or investments by it or a wholly-owned Subsidiary of it to or in it or any wholly-owned Subsidiary of it or (B) employee loans or advances for travel and entertainment expenses made in the ordinary course of business consistent with past practice;

(ix) Except as required by GAAP or the SEC, make any material change in its methods, principles or practices of accounting;

(x) Make or change any Tax election, adopt or change any accounting method in respect of Taxes that affects in any material respect the Tax liability or Tax attributes of Credence or any of its Subsidiaries, file any material amended Tax Return, enter into any closing agreement in respect of material Taxes, settle or compromise any material Tax liability or consent to any extension or waiver of any limitation period with respect to material Taxes;

(xi) Except as required by GAAP or the SEC, materially revalue any of its assets;

(xii) (A) Pay, discharge, settle or satisfy any threatened or actual litigation or any dispute that would reasonably be expected to lead to litigation (whether or not commenced prior to the date of this Agreement), other than (x) the payment, discharge, settlement or satisfaction, solely for cash in amounts not exceeding $25,000 individually or $100,000 in the aggregate, in the ordinary course of business consistent with past practice, or (y) the discharge, settlement or satisfaction of any such litigation or dispute that does not involve any payment by LTX or any of its Subsidiaries and does not impose any obligation on LTX or any of its Subsidiaries (other than a non-exclusive license of Intellectual Property that is not material to LTX and its Subsidiaries, taken as a whole) or (B) waive the benefits of, modify in any manner, amend, terminate, assign, release any Person from or knowingly fail to enforce, any confidentiality, “standstill,” or similar agreement to which LTX or any of its Subsidiaries is a party or of which LTX or any of its Subsidiaries is a beneficiary;

(xiii) Write up, write down or write off the book value of any assets, individually or in the aggregate, for LTX and its Subsidiaries, taken as a whole, other than (A) in the ordinary course of business consistent with past practice, (B) as may be required by GAAP or (C) otherwise not in excess of $250,000;

(xiv) Take any action to render inapplicable, or to exempt any third Person (other than Credence) from, (A) the provisions of Chapter 110F of the Massachusetts General Laws, as amended, or (B) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares of capital stock;

(xv) (A) Make any increase in the amount of compensation or fringe benefits of, pay any bonus to or grant severance or termination pay to any Employee or director of LTX or any Subsidiary of LTX other than increases in base salary of less than 3% or grants or payments in the ordinary course of business consistent in time and amount with past practice, (B) make any increase in or commitment to increase the benefits or expand the eligibility under any LTX Benefit Plan (including any severance plan), adopt or amend or make any commitment to adopt or amend any LTX Benefit Plan or make any contribution, other than regularly scheduled contributions, to any LTX Benefit Plan, (C) waive any stock repurchase rights, accelerate, amend or change the period of exercisability or settlement of LTX Options or LTX Restricted Stock Units, or reprice any LTX Options or authorize cash payments in exchange for any LTX Options, (D) enter into any employment, severance, termination or indemnification agreement with any LTX Employee or enter into any collective bargaining agreement, (other than (i) offer letters entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will,” provided that any such offer letter does not provide for annual compensation in excess of $150,000 or equity awards other than LTX Routine Grants, and (ii) severance agreements with non-officer LTX Employees entered into in the ordinary course of business consistent with past practice), (E) grant any stock appreciation right, phantom stock award, stock-related award or performance award (whether payable in cash, shares or otherwise) to any Person (including any Employee), or (F) enter into any agreement with any Employee the benefits of which are (in whole or in part) contingent or the terms of which are materially altered upon the occurrence of a transaction involving LTX of the nature contemplated hereby; provided, however, that nothing herein shall be construed as prohibiting LTX from granting LTX Options that are LTX Routine Grants;

(xvi) Transfer or license to any Person or otherwise extend, amend or modify in any material respect any rights to LTX IP, or enter into any agreements or make other commitments to grant, transfer or license to any Person material future patent rights, in each case, other than non-exclusive licenses granted to customers, resellers and end users in the ordinary course of business consistent with past practices, or grant any exclusive rights with respect to any Intellectual Property;

(xvii) Enter into any Contracts containing, or otherwise subjecting LTX, the Surviving Corporation or Credence or any of their respective Subsidiaries to, any material non-competition or material exclusivity restrictions on the operation of the business of LTX or the Surviving Corporation or Credence or any of their respective Subsidiaries;

(xviii) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of LTX or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of any other Person (other than any wholly-owned Subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing, other than (A) guarantees and letters of credit issued to suppliers of LTX or any of its Subsidiaries in the ordinary course of business or (B) in connection with the financing of ordinary course trade payables, in either case consistent with past practice;

(xix) Hire or promote any officer- or director- level employee or appoint a new member of the board of directors of LTX or any of its Subsidiaries;

(xx) Make any capital expenditures other than in the ordinary course of business consistent with past practice and in an amount not in excess of $250,000 individually;

(xxi) Enter into, modify or amend in a manner materially adverse to LTX and its Subsidiaries, taken as a whole, or terminate any LTX Material Contract, or waive, release or assign any material rights or claims thereunder, in each case, in a manner materially adverse to LTX and its Subsidiaires, taken as whole;

(xxii) Take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied;

(xxiii) Except as expressly contemplated by this Agreement, take any actions that would result in restructuring charges pursuant to GAAP in excess of $250,000 in the aggregate;

(xxiv) Enter into any new line of business material to LTX and its Subsidiaries, taken as a whole;

(xxv) Fail to use commercially reasonable efforts to maintain in full force and effect insurance coverage substantially similar to insurance coverage maintained on the date hereof; or

(xxvi) Agree in writing to take any of the actions described in (i) through (xxv) above.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Proxy Statement/Prospectus; Registration Statement. As promptly as practicable after the execution of this Agreement, (a) LTX and Credence shall prepare and file with the SEC (as part of the Registration Statement) the Proxy Statement/Prospectus relating to the respective Stockholders’ Meetings of each of LTX and Credence to be held to consider the Share Issuance and the Charter Amendment, in the case of LTX, and adoption of this Agreement, in the case of Credence, and (b) LTX will prepare and file with the SEC the Registration Statement in which the Proxy Statement/Prospectus will be included as a prospectus in connection with the registration under the Securities Act of the shares of LTX Common Stock to be issued in connection with the Merger. Each of LTX and Credence shall provide promptly to the other such information concerning its business affairs and financial statements as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Proxy Statement/Prospectus and the Registration Statement pursuant to this Section 5.1, or in any amendments or supplements thereto, and shall cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation and filing of the Proxy Statement/Prospectus and the

Registration Statement. Each of LTX and Credence will respond to any comments from the SEC, will use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. Each of LTX and Credence will notify the other promptly upon the receipt of any comments from the SEC or its staff in connection with the filing of, or amendments or supplements to, the Registration Statement and/or the Proxy Statement/Prospectus. Whenever LTX or Credence becomes aware of the occurrence of any event which is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus or the Registration Statement, LTX or Credence, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff, and/or mailing to stockholders of LTX and/or Credence, such amendment or supplement. Each of LTX and Credence shall cooperate and provide the other (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Registration Statement and Proxy Statement/Prospectus prior to filing such with the SEC, and will provide each other with a copy of all such filings made with the SEC. Neither LTX nor Credence shall make any amendment to the Proxy Statement/Prospectus or the Registration Statement without the approval of the other party, which approval shall not be unreasonably withheld, conditioned or delayed. LTX and Credence will cause the Proxy Statement/Prospectus to be mailed to their respective stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC. Each of the parties hereto shall cause the Proxy Statement/Prospectus and the Registration Statement to comply as to form and substance as to such party in all material respects with the applicable requirements of (i) the Exchange Act, (ii) the Securities Act, and (iii) the rules and regulations of Nasdaq.

5.2 Meeting of Stockholders; Board Recommendation.

(a) Meeting of Stockholders. Promptly after the Registration Statement is declared effective under the Securities Act, each of LTX and Credence will take all action necessary or advisable in accordance with applicable Legal Requirements and its certificate of incorporation or articles of organization and bylaws to call, hold and convene a meeting of its stockholders to consider, in the case of LTX, the Share Issuance and the Charter Amendment and, in the case of Credence, adoption of this Agreement (each, a “Stockholders’ Meeting”) to be held as promptly as practicable after the declaration of effectiveness of the Registration Statement. Each of LTX and Credence will use commercially reasonable efforts to hold their respective Stockholders’ Meetings on the same date. Subject to Section 5.3(d), each of LTX and Credence will use commercially reasonable efforts to (i) solicit from their respective stockholders proxies in favor of, in the case of LTX, the Share Issuance and the Charter Amendment and, in the case of Credence, the adoption of this Agreement and (ii) secure the vote or consent of its stockholders required by the rules of Nasdaq or applicable Legal Requirements to obtain such approvals, including engaging one or more nationally recognized proxy solicitation firms and information agents to assist in such solicitation. Notwithstanding anything to the contrary contained in this Agreement, LTX or Credence, as the case may be, may adjourn or postpone its Stockholders’ Meeting to the extent necessary (A) to provide any necessary supplement or amendment to the Proxy Statement/Prospectus to its respective stockholders in advance of the vote on the Share Issuance and the Charter Amendment (in the case of LTX) or the adoption of this Agreement (in the case of Credence) or (B) if as of the time for which the Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient shares of capital stock represented (either in person or by proxy) to approve such matters thereat or to constitute a quorum necessary to conduct the business of such Stockholders’ Meeting. Each of LTX and Credence shall ensure that its respective Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by it in connection with its Stockholders’ Meeting are solicited, in compliance with the DGCL (in the case of Credence) or the MBCA (in the case of LTX), its certificate of incorporation or articles of organization and bylaws, the rules of Nasdaq and all other applicable Legal Requirements. The obligation of LTX or Credence, as the case may be, to call, give notice of, convene and hold its Stockholders’ Meeting in accordance with this Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal (as defined in Section 5.3(g)) with respect to it, or by any withdrawal, amendment or modification of the recommendation of its Board of Directors with respect to the Merger, this Agreement, the Charter Amendment and/or the Share Issuance.

(b) Board Recommendation. Except to the extent expressly permitted by Section 5.3(d): (i) the Board of Directors of each of LTX and Credence shall recommend that its respective stockholders vote in favor of, in the case of LTX, the Share Issuance and the Charter Amendment and, in the case of Credence, adoption of this Agreement, at their respective Stockholders’ Meetings, (ii) the Proxy Statement/Prospectus shall include a statement to the effect that the Board of Directors of LTX has recommended that LTX’s stockholders vote in favor of the Share Issuance and the Charter Amendment at LTX’s Stockholders’ Meeting and the Board of Directors of Credence has recommended that Credence’s stockholders vote in favor of adoption of this Agreement at Credence’s Stockholders’ Meeting, and (iii) neither the Board of Directors of LTX or Credence nor any committee thereof shall withdraw, amend or modify, or publicly propose or resolve to withdraw, amend or modify in a manner adverse to the other party hereto, the recommendation of its respective Board of Directors as set forth in the preceding clauses.

5.3 Acquisition Proposals.

(a) No Solicitation. From the date hereof until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, each of LTX and Credence agrees that neither it nor any of its Subsidiaries nor any of the officers, employees and directors of it or its Subsidiaries shall, and that it shall not authorize or permit its and its Subsidiaries’ Employees, agents and representatives (including any investment banker, financial advisor, attorney, accountant, agent or other representative retained by it or any of its Subsidiaries) (collectively, “Representatives”) to, directly or indirectly: (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to or for the purpose of facilitating, or knowingly take any other action to facilitate any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to, any Acquisition Proposal, (iii) release or authorize the release of any Person from, or waive or authorize the waiver of any provision of, any confidentiality, “standstill” or similar agreement under which it or any of its Subsidiaries has any rights, or fail to enforce or cause to be enforced in all material respects each such agreement at the request of LTX (in the case of an agreement under which Credence has any rights) or Credence (in the case of an agreement under which LTX has any rights), (iv) take any action to render inapplicable, or to exempt any third Person from, any state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares of capital stock, (v) publicly approve, endorse, recommend or take any position other than to recommend rejection (including withdrawing or modifying in a manner adverse to the other party, any recommendation of rejection) any Acquisition Proposal (except to the extent specifically permitted pursuant to Section 5.3(d)) or (vi) enter into any letter of intent or similar Contract contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby (other than a confidentiality agreement as contemplated by Section 5.3(c)(i)). Each of LTX and Credence and their respective Subsidiaries and Representatives will immediately cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal with respect to itself.

(b) Notification of Unsolicited Acquisition Proposals.

(i) As promptly as practicable (but in any event within one business day) after receipt of any Acquisition Proposal by LTX, Credence or their respective Representatives, or any material modification of or material amendment to any Acquisition Proposal or any request of LTX, Credence or their respective Representatives for nonpublic information or inquiry which could reasonably be expected to lead to an Acquisition Proposal, LTX or Credence, as the case may be, shall provide the other party with oral and written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry and a copy of all written and electronic materials provided in connection with such Acquisition Proposal, request or inquiry. The recipient of such Acquisition Proposal, request or inquiry shall provide the other party hereto as promptly as practicable (but in any event within one business day) oral and written notice setting forth all such information as is reasonably necessary to keep the other party hereto informed in all material respects of the status and details (including all amendments or proposed amendments) of any such Acquisition Proposal, request or inquiry and shall promptly (but in any event within one business day) provide the other party hereto a copy of all written and electronic materials subsequently provided in connection with such Acquisition Proposal, request or inquiry.

(ii) LTX or Credence, as the case may be, shall provide the other with one business day prior notice (or such lesser prior notice as is provided to the members of its Board of Directors) of any meeting of its Board of Directors at which its Board of Directors is reasonably expected to consider any Acquisition Proposal.

(c) Superior Offers. Notwithstanding anything to the contrary contained in Section 5.3(a), in the event that LTX or Credence, as the case may be, receives an unsolicited, bona fide written Acquisition Proposal from a third party that its Board of Directors has in good faith concluded (following consultation with its outside legal counsel and its financial advisor) is, or is reasonably likely to lead to, a Superior Offer (as defined in Section 5.3(g)(ii)), LTX or Credence, as the case may be, may then take any or all of the following actions (but only (1) if such party has not materially breached Section 5.3, (2) such party’s Stockholders’ Meeting has not occurred and (3) to the extent the Board of Directors of such party concludes in good faith (after consultation with its outside legal counsel) that the failure to do so would be reasonably likely to result in a breach of its fiduciary duties under applicable Legal Requirements):

(i) Furnish nonpublic information to the third party making such Acquisition Proposal, provided that (A) at least two business days prior to furnishing any such nonpublic information to such party, it gives the other party hereto written notice of its intention to furnish such nonpublic information and the identity of the Person or group making any such Acquisition Proposal and a copy of all written and electronic materials provided in connection with such Acquisition Proposal, (B) it receives from the third party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such third party on Credence’s or LTX’s behalf, as the case may be, the terms of which (including standstill terms) are at least as restrictive as the terms contained in the Confidentiality Agreement (as defined in Section 5.4(a)), provided that such agreement shall not contain terms which prevent Credence or LTX, as the case may be, from complying with its obligations under this Section 5.3, and (C) contemporaneously with furnishing any such nonpublic information to such third party, it furnishes such nonpublic information to the other party hereto (to the extent such nonpublic information has not been previously so furnished or made available); and

(ii) Engage in negotiations with the third party with respect to the Acquisition Proposal, provided that at least two business days prior to entering into negotiations with such third party, it gives the other party hereto written notice of such party’s intention to enter into negotiations with such third party.

(d) Change of Recommendation.

(i) In response to the receipt of a Superior Offer that has not been withdrawn, the Board of Directors of LTX or Credence, as the case may be, may withhold, withdraw, amend or modify its recommendation in favor of, in the case of LTX, the Share Issuance and the Charter Amendment, and in the case of Credence, adoption of this Agreement, in each case, in a manner adverse to the other party, and in the case of a Superior Offer that is a tender or exchange offer, recommend that its stockholders accept the tender or exchange offer (any of the foregoing actions, whether by a Board of Directors or a committee thereof, a “Change of Recommendation”), if all of the following conditions in clauses (1) through (5) are met:

(1) Its Stockholders’ Meeting has not occurred;

(2) It shall have (A) provided the other party hereto with written notice of its intention to effect a Change of Recommendation (a “Change of Recommendation Notice”) at least three business days prior to effecting a Change of Recommendation that relates to (i) a Superior Offer or (ii) any material change to the terms of a Superior Offer to which a previous Change of Recommendation Notice applies, which shall state expressly (I) that it has received a Superior Offer, (II) the material terms and conditions of the Superior Offer and the identity of the Person or group making the Superior Offer, and (III) that it intends to effect a Change of Recommendation and the manner in which it intends to do so, and (B) provided to the other party hereto a copy of all materials and information delivered or made available to the Person or group making the Superior Offer it has received;

(3) Either (A) on or before the expiration of the three business day period following the delivery to the other party hereto of any Change of Recommendation Notice, the other party hereto does not make a written offer, which shall be binding and enforceable against the other party and capable of acceptance by LTX or Credence, as the case may be (a “Matching Bid”), in response to such Superior Offer, or (B) following receipt of a Matching Bid within the three business day period following the delivery to the other party hereto of any Change of Recommendation Notice, the Board of Directors of LTX or Credence, as the case may be, determines in good faith (at a meeting of the Board of Directors of LTX or Credence, as the case may be, at which it consults prior to such determination with its outside legal counsel and its financial advisor) that after taking into account the Matching Bid, that the Superior Offer to which the Change of Recommendation Notice applies continues to be a Superior Offer;

(4) Its Board of Directors has concluded in good faith, following consultation with its outside legal counsel, that, in light of such Superior Offer and after taking into consideration the Matching Bid, if any, the failure of the Board of Directors to effect a Change of Recommendation would be reasonably likely to result in a breach of its fiduciary duties under applicable Legal Requirements; and

(5) It shall not have materially breached any of the provisions set forth in Section 5.2 or this Section 5.3 (including Section 5.3(b)).

(ii) In addition, and notwithstanding anything to the contrary set forth herein, at any time prior to obtaining, in the case of the stockholders of LTX, approval of the Share Issuance and the Charter Amendment, or in the case of the stockholders of Credence, the adoption of this Agreement, the Board of Directors of Credence or LTX, as the case may be, may, in response to a material development or change in circumstances occurring, arising or coming to the attention of such Board of Directors after the date hereof that was neither known to the Board of Director of such party nor reasonably foreseeable as of or prior to the date hereof (and not relating to any Acquisition Proposal) (such material development or change in circumstances, an “Intervening Event”), make a Change of Recommendation if such Board of Directors has concluded in good faith, after consultation with its outside legal advisors, that, in light of such Intervening Event, the failure of such Board of Directors to effect such a Change of Recommendation would be reasonably likely to result in a breach of its fiduciary duties under applicable Legal Requirements; provided, however, that such party shall send to the other party hereto written notice of its intention to effect a Change of Recommendation, specifying in reasonable detail the reasons therefor, at least three business days prior to effecting a Change of Recommendation.

(iii) Neither the Board of Directors of Credence nor the Board of Directors of LTX shall make any Change of Recommendation other than in compliance with and as permitted by this Section 5.3(d).

(e) Continuing Obligation to Call, Hold and Convene Stockholders’ Meeting; No Other Vote. Notwithstanding anything to the contrary contained in this Agreement, the obligation of LTX or Credence, as the case may be, to call, give notice of, convene and hold its Stockholders’ Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal, or by any Change of Recommendation. Neither LTX nor Credence shall submit to the vote of its stockholders any Acquisition Proposal, or publicly propose to do so.

(f) Compliance with Tender Offer Rules; Disclosure. Nothing contained in this Agreement shall prohibit LTX or Credence or their respective Boards of Directors from taking and disclosing to the stockholders of LTX or Credence, as the case may be, a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any other disclosure to its stockholders if, in the good faith judgment of the LTX Board of Directors or the Credence Board of Directors, as the case may be, after consultation with outside counsel, failure to make such disclosure would be inconsistent with its obligations under applicable Legal Requirements; provided, however, neither LTX or Credence nor their respective Board of Directors may make a Change of Recommendation except in accordance with Section 5.3(d) hereof.

(g) Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Acquisition Proposal” means any proposal or offer relating to any (i) direct or indirect acquisition or purchase of a business that constitutes a substantial portion of the consolidated net revenues, net income or assets of Credence and its Subsidiaries, taken as a whole, or LTX and its Subsidiaries, taken as a whole, as the case may be, (ii) direct or indirect acquisition or purchase of any class of equity securities representing 15% or more of the voting power of Credence or LTX, as the case may be, (iii) tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 15% or more of the voting power of Credence or LTX, as the case may be, or (iv) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Credence or LTX or any of their respective Subsidiaries, as the case may be (other than mergers, consolidations, business combinations, recapitalizations, liquidations, dissolutions or similar transactions involving solely Credence or LTX, as the case may be, and one or more of its Subsidiaries), in each case other than the transactions contemplated by this Agreement; and

(ii) “Superior Offer,” with respect to LTX or Credence, shall mean an unsolicited, bona fide written offer made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of the assets of such party or a majority of the total outstanding voting securities of such party as a result of which the stockholders of such party immediately preceding such transaction would hold less than fifty percent (50%) of the equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent or subsidiary thereof, on terms that the Board of Directors of such party has in good faith concluded (following consultation with its outside legal counsel and its financial adviser of nationally recognized reputation), taking into account, among other things, the legal, financial, regulatory and other aspects of the offer and the Person making the offer and the strategic and other benefits of the Merger, (i) is reasonably capable of being consummated on the terms proposed, (ii) if consummated on such terms would result in a transaction that is more favorable to such party’s stockholders (in their capacities as stockholders) than the terms of the Merger, and (iii) is not subject to financing or financing for which is reasonably likely to be obtainable.

(h) Return of Information. LTX and Credence shall each use its commercially reasonable efforts to have all copies of all nonpublic information it or its Subsidiaries and its and their Representatives have distributed on or prior to the date of this Agreement to other parties regarding a potential strategic transaction within the 12 months prior to the date of this Agreement returned to it as soon as possible.

(i) Representatives. Credence and LTX shall use their respective reasonable best efforts to inform their respective Representatives of the restrictions described in this Section 5.3. It is understood that any violation of the restrictions set forth in this Section 5.3 by any Representative of Credence or its Subsidiaries, or LTX or its Subsidiaries, respectively, shall be deemed to be a breach of this Section 5.3 by Credence or LTX, respectively.

5.4 Confidentiality; Access to Information; No Modification of Representations, Warranties or Covenants.

(a) Confidentiality. The parties acknowledge that Credence and LTX have previously executed a Confidentiality Agreement dated May 21, 2008 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

(b) Access to Information. During the period beginning on the date of this Agreement and ending on the earlier to occur of the Effective Time or the termination of this Agreement pursuant to its terms, Credence shall afford LTX and LTX’s Representatives reasonable access during reasonable hours to its properties, books, records and personnel to obtain all information concerning its business, including the status of product development efforts, properties, results of operations and personnel, as LTX may reasonably request (provided, that such access shall be upon reasonable notice to Credence and shall not unreasonably interfere with the business or operations of Credence and its Subsidiaries). During the period beginning on the date of this Agreement and ending on the earlier to occur of the Effective Time or the termination of this Agreement pursuant to its terms, LTX shall afford Credence and Credence’s Representatives reasonable access during reasonable hours to its properties, books, records and personnel to obtain all information concerning its business, including the status of product development efforts, properties, results of operations and personnel, as Credence may reasonably request (provided, that such access shall be upon reasonable notice to LTX and shall not unreasonably interfere with the business or operations of LTX and its Subsidiaries). LTX and Credence shall hold all information received pursuant to this Section 5.4(b) confidential in accordance with the terms of the Confidentiality Agreement. Notwithstanding the foregoing, this Section 5.4(b) shall not require any of LTX, Credence or any their respective Subsidiaries to permit any inspection, or to disclose any information, that would result in (i) the waiver of any applicable attorney-client privilege; provided that such Person shall have used its reasonable best efforts to allow such inspection or disclose such information in a manner that would not result in a waiver of attorney-client privilege, or (ii) the violation of any Legal Requirements promulgated by a Governmental Entity.

(c) No Modification of Representations and Warranties or Covenants. No information or knowledge obtained in any investigation or notification pursuant to this Section 5.4, Section 5.6 or Section 5.7 shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement.

5.5 Public Disclosure. Without limiting any other provision of this Agreement, LTX and Credence will consult with each other before issuing, and provide each other a reasonable opportunity to review, comment upon and concur with, and use its respective commercially reasonable efforts to agree on any press release or public statement with respect to this Agreement and the transactions contemplated hereby, and will not issue any such press release or make any such public statement prior to such consultation and (to the extent practicable) agreement, except as may be required by law or any listing agreement with Nasdaq or any other applicable national securities exchange or market. The parties hereto have agreed to the text of the joint press release announcing the signing of this Agreement. Notwithstanding the foregoing, (i) each of LTX and Credence may make any public statement in response to questions from the press, analysts, investors or those attending industry conferences and make internal announcements to employees, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by Credence and LTX (or individually, if approved by the other party) and (ii) in the event that there has been a Change of Recommendation pursuant to Section 5.3(d) hereof, neither LTX nor Credence will have any further obligation to consult with each other, and agree, before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or any Acquisition Proposal.

5.6 Regulatory Filings; Reasonable Best Efforts.

(a) Regulatory Filings. Each of LTX, Merger Sub and Credence shall coordinate and cooperate with one another and shall each use reasonable best efforts to comply with, and shall each refrain from taking any action that would impede compliance with, all Legal Requirements with respect to the Merger and the transactions contemplated hereunder, and as promptly as practicable after the date hereof, each of LTX, Merger Sub and Credence shall use reasonable best efforts to make all filings, notices, petitions, statements, registrations, submissions of information, applications or submissions of other documents required by any Governmental Entity in connection with the Merger and the transactions contemplated hereby, including: (i) Notification and Report Forms with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) as required by the HSR Act, (ii) any other filing necessary to obtain any Necessary Consent, (iii) any filings required by the merger notification or control laws of any applicable jurisdiction, as agreed by the parties hereto, and (iv) any filings required under the Securities Act, the Exchange Act, any applicable state or securities or “blue sky” laws and the securities laws of any foreign country, or any other Legal Requirement relating to the Merger. Each of LTX and Credence shall use reasonable best efforts to cause all documents that it is responsible for filing with any Governmental Entity under this Section 5.6(a) to comply in all material respects with all applicable Legal Requirements.

(b) Exchange of Information. LTX, Merger Sub and Credence each shall use reasonable best efforts to promptly supply the other with any information which may be required in order to effectuate any filings or applications pursuant to Section 5.6(a). Except where prohibited by applicable Legal Requirements, and subject to the Confidentiality Agreement and applicable privileges, including the attorney-client privilege, each of Credence and LTX shall (i) consult with the other prior to taking a position with respect to any such filing or application, (ii) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals (collectively, “Briefings”) before making or submitting any of the foregoing to any Governmental Entity by or on behalf of any party hereto in connection with any investigations or proceedings in connection with this Agreement or the transactions contemplated hereby (including under any antitrust or fair trade Legal Requirement) and (iii) coordinate with the other in preparing and exchanging such information. It is acknowledged and agreed that the parties hereto shall have, except where prohibited by applicable Legal Requirements, joint responsibility for determining the strategy for dealing with any Governmental Entity with responsibility for reviewing the Merger with respect to antitrust or competition issues. Subject to applicable Legal Requirements, no party hereto shall participate in any meeting with any Governmental Entity in respect of any such filings, applications, Briefings, investigation, proceeding or other inquiry without giving the other parties hereto prior notice of such meeting.

(c) Notification. Each of LTX, Merger Sub and Credence will notify the other promptly upon the receipt of: (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Legal Requirements. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.6(a), LTX, Merger Sub or Credence, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

(d) Reasonable Best Efforts. Subject to the express provisions of Section 5.2 and Section 5.3 hereof and upon the terms and subject to the conditions set forth herein, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) the causing of the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and, subject to the limitations set forth herein, the taking of all steps and remedies as may be necessary to avoid any suit, claim, action, investigation or proceeding by any

Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, including all Necessary Consents, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay, temporary restraining order or preliminary injunction entered by any court or other Governmental Entity vacated or reversed, and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, Credence and its Board of Directors shall, if any takeover statute or similar Legal Requirement is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Legal Requirement on the Merger, this Agreement and the transactions contemplated hereby.

(e) Limitation on Divestiture. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall be deemed to require LTX or Credence or any Subsidiary or affiliate thereof to agree to any divestiture, by itself or any of its affiliates, of shares of capital stock or of any business, assets or property of LTX or its Subsidiaries or affiliates, or of Credence or its Subsidiaries or affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock. Neither LTX nor Credence shall take or agree to take any action identified in the immediately preceding sentence without the prior written consent of the other.

5.7 Notification of Certain Matters.

(a) By Credence. Credence shall give prompt notice to LTX of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of Credence to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.3(a) or 6.3(b) would not be satisfied.

(b) By LTX. LTX and Merger Sub shall give prompt notice to Credence of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of LTX to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.2(a) or 6.2(b) would not be satisfied.

5.8 Third-Party Consents. As soon as practicable following the date hereof, LTX and Credence will each use commercially reasonable efforts to obtain any material consents, waivers and approvals under any of its or its Subsidiaries’ respective Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby; provided that neither this Section 5.8 nor any other provision of this Agreement shall obligate LTX or Credence to obtain any consents, waivers or approvals which are conditioned upon any material payments or incurrence of other material obligations by LTX, Credence or any of their respective Subsidiaries.

5.9 Equity Awards and Employee Benefits.

(a) Assumption of Credence 2005 Stock Incentive Plan and Stock Options. At the Effective Time, (i) Credence’s 2005 Stock Incentive Plan and (ii) each then outstanding Credence Option, whether or not exercisable at the Effective Time and regardless of the respective exercise prices thereof, will be assumed by LTX. Each Credence Option so assumed by LTX under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Credence Option (including any applicable stock option agreement or other document evidencing such Credence Option) immediately prior to the Effective Time (including any repurchase rights or vesting provisions), except that (i) each Credence Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of LTX Common Stock equal to the product of the number of shares of Credence Common

Stock that were issuable upon exercise of such Credence Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of LTX Common Stock and (ii) the per share exercise price for the shares of LTX Common Stock issuable upon exercise of such assumed Credence Option will be equal to the quotient determined by dividing the exercise price per share of Credence Common Stock at which such Credence Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. Each assumed Credence Option shall be vested immediately following the Effective Time as to the same percentage of the total number of shares subject thereto as it was vested as to immediately prior to the Effective Time, except to the extent such Credence Option by its terms in effect prior to the date hereof and not otherwise amended prior to the Effective Time provides for acceleration of vesting. Promptly following the Closing Date, LTX will deliver to each Person who holds an assumed Credence Option a document evidencing the foregoing assumption of such Credence Option by LTX. Credence shall take all steps necessary to cause the foregoing provisions of this Section 5.9(a) to occur.

(b) Incentive Stock Options. The conversion of Credence Options provided for in Section 5.9(a) with respect to any options which are intended to be “incentive stock options” (as defined in Section 422 of the Code) shall be effected in a manner consistent with Section 424(a) of the Code.

(c) Unvested Credence Restricted Stock. At the Effective Time, any shares of LTX Common Stock issued in accordance with Section 1.6(a) with respect to any unvested shares of Credence Restricted Stock outstanding immediately prior to the Effective Time shall remain subject to the same terms, restrictions and vesting schedule as in effect immediately prior to the Effective Time, except to the extent by their terms such unvested shares of Credence Restricted Stock vest at the Effective Time. Credence shall not take or permit any action which would accelerate vesting of any unvested shares, except to the extent required by their terms as in effect on the date hereof. Copies of the relevant agreements governing such Credence Restricted Stock and the vesting thereof have been provided to LTX. All outstanding rights which Credence may hold immediately prior to the Effective Time to repurchase unvested shares of Credence Restricted Stock shall be assigned to LTX in the Merger and shall thereafter be exercisable by LTX upon the same terms and conditions in effect immediately prior to the Effective Time, except that the shares purchasable pursuant to such rights and the purchase price payable per share shall be appropriately adjusted to reflect the Exchange Ratio. Credence shall take all steps necessary to cause the foregoing provisions of this Section 5.9(c) to occur.

(d) Credence Restricted Stock Units. At the Effective Time, each Credence Restricted Stock Unit then outstanding shall be assumed by LTX. Subject to, and in accordance with, the terms of the applicable Credence Stock Plan and any applicable award or other agreement, each Credence Restricted Stock Unit shall be converted into the right to receive the number of shares of LTX Common Stock (or an amount in respect thereof for cash settled Credence Restricted Stock Unit) equal to the number of shares of Credence Common Stock subject to the Credence Restricted Stock Unit multiplied by the Exchange Ratio (rounded down to the nearest whole number of shares of LTX Common Stock). Each Credence Restricted Stock Unit shall have the same terms and conditions as were in effect immediately prior to the Effective Time. Credence shall not take or permit any action which would accelerate vesting of any Credence Restricted Stock Unit, except to the extent required by their terms as in effect on the date hereof. Copies of the relevant agreements governing such Credence Restricted Stock Unit and the vesting thereof have been provided to LTX. All outstanding rights which Credence may hold immediately prior to the Effective Time to the forfeiture of shares of Credence Common Stock subject to the Credence Restricted Stock Unit shall be assigned to LTX in the Merger and shall thereafter be held by LTX upon the same terms and conditions in effect immediately prior to the Effective Time, except that the shares forfeitable pursuant to such rights shall be appropriately adjusted to reflect the Exchange Ratio. Credence shall take all steps necessary to cause the foregoing provisions of this Section 5.9(d) to occur.

(e) Service Recognition. From and after the Effective Time, LTX will, or will cause the Surviving Corporation to, recognize the prior service with Credence or its Subsidiaries of each employee of Credence or its Subsidiaries as of the Effective Time (the “Credence Current Employees”) in connection with all employee benefit plans, programs or policies (including vacation) of LTX or its affiliates in which Credence Current Employees are eligible to participate following the Effective Time, for purposes of eligibility and vesting (but not for purposes of benefit accruals or benefit amounts under any defined benefit pension plan or to the extent that such recognition would result in duplication of benefits). From and after the Effective Time, LTX or the Surviving Corporation shall provide Credence Current Employees health and welfare benefits pursuant to employee benefit plans, programs, policies or arrangements maintained by LTX or any Subsidiary of LTX providing coverage and benefits which are no less favorable than those provided to employees of LTX in positions comparable to positions held by Credence Current Employees with LTX or its Subsidiaries. From and after the Effective Time, LTX will, or will cause the Surviving Corporation, to cause any pre-existing conditions or limitations and eligibility waiting periods (to the extent that such waiting periods would be inapplicable, taking into account service with Credence) under any group health plans of LTX or its affiliates to be waived with respect to Credence Current Employees and their dependents and to recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible, co-pay, and out-of-pocket expenses paid by Credence Current Employees in the calendar year in which the Effective Time occurs.

(f) Termination of Credence Purchase Plan. Prior to the Effective Time, Credence shall take all action that may be necessary to cause all participants’ rights under all current offering periods under Credence Purchase Plan to terminate on or prior to the day immediately preceding the Closing Date and to allow all participants to purchase prior to the Effective Time shares of Credence Common Stock based on any purchase rights accrued as of such date as provided by the terms of the Credence Purchase Plan. To the extent shares of Credence Common Stock are not purchased as provide in the preceding sentence, on the day immediately preceding the Closing Date all accumulated payroll deductions allocated to each participant’s account under the Credence Purchase Plan shall be returned to each participant as provided by the terms of the Credence Purchase Plan and no shares of Credence Common Stock shall be purchased under the Credence Purchase Plan for such final offering period. As of the close of business on the day immediately prior to the Closing Date, Credence shall have terminated the Credence Purchase Plan and provided such notice of termination as may be required by the terms of the Credence Purchase Plan. The form and substance of any such notice regarding the Credence Purchase Plan termination shall be subject to the review and approval of LTX, which shall not be unreasonably withheld, conditioned or delayed.

(g) Termination of 401(k) Plans. Unless otherwise requested by LTX in writing prior to the Effective Time, Credence shall cause to be adopted prior to the Closing Date resolutions of Credence’s Board of Directors to cease all contributions to any and all 401(k) plans maintained or sponsored by Credence or any of its Subsidiaries (collectively, the “401(k) Plans”), and to terminate the 401(k) Plans, on the day preceding the Closing Date. The form and substance of such resolutions shall be subject to the review and approval of LTX, which shall not be unreasonably withheld, conditioned or delayed. Credence shall deliver to LTX an executed copy of such resolutions as soon as practicable following their adoption by Credence’s Board of Directors and shall fully comply with such resolutions.

5.10 Indemnification.

(a) Indemnity. From and after the Effective Time, LTX shall, and shall cause the Surviving Corporation to, jointly and severally, indemnify and hold harmless each Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of Credence or any of its Subsidiaries or any predecessor entity (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer or director of Credence or any of its Subsidiaries, whether asserted or claimed prior to, at or after the Effective Time, according to the indemnification provisions of Credence’s certificate of incorporation and bylaws as in effect on the date of this Agreement. From and after the Effective Time, subject to applicable Legal Requirements, LTX shall, and shall cause the Surviving Corporation to, fulfill and honor in all respects the obligations of Credence pursuant to any indemnification agreement existing prior to the date hereof between Credence and any Indemnified Party, true and correct copies of which have been provided to LTX prior to the date hereof. The certificate of incorporation and bylaws of the Surviving Corporation will contain provisions with respect to exculpation, advancement of expenses and indemnification that are at least as favorable to the Indemnified Parties as those contained in the certificate of incorporation and bylaws of Credence as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of Indemnified Parties, unless such modification is required by law.

(b) Insurance. For a period of six years after the Effective Time, LTX shall cause the Surviving Corporation to maintain in effect Credence’s current directors’ and officers’ liability insurance (the “D&O Insurance”) covering those Persons who are covered by the D&O Insurance as of the date hereof, a complete and accurate copy of which has been provided to LTX, for events occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated herby, to the extent that such acts or omissions are covered by the D&O Insurance) on terms and in amounts at least as favorable to such Persons as provided in the D&O Insurance; provided, however, that in no event shall the Surviving Corporation be required to expend in any one year in excess of 200% of the annual premium currently paid by Credence for such coverage (which Credence represents and warrants to be as set forth in Section 5.10(b) of the Credence Disclosure Schedule) (and to the extent the annual premium would exceed 200% of the annual premium currently paid by Credence for such coverage, LTX shall cause the Surviving Corporation to maintain the maximum amount of coverage as is reasonably available for such 200% of such annual premium). To the extent that a six year “tail” policy to extend Credence’s existing D&O Insurance is available at or prior to the Closing such that the lump sum payment for such coverage does not exceed 250% of the annual premium currently paid by Credence for such coverage, Credence may, at its option, obtain such “tail” policy. In the event that Credence purchases such “tail” policy prior to the Closing, LTX shall not take any action to cause the “tail” policy to cease to be in full force and effect and such “tail” policy shall satisfy LTX’s obligation under this Section 5.10.

(c) Third–Party Beneficiaries. This Section 5.10 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties and their heirs and personal representatives and shall be binding on LTX and the Surviving Corporation and its successors and assigns. In the event LTX or the Surviving Corporation or its successor or assign (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successor and assign of LTX or the Surviving Corporation, as the case may be, honors the obligations set forth with respect to LTX or the Surviving Corporation, as the case may be, in this Section 5.10.

5.11 Form S-8. LTX agrees to file with the SEC, no later than ten business days after the Closing Date, a registration statement on Form S-8 (or any successor form) relating to the shares of LTX Common Stock issuable with respect to assumed Credence Options and issuable upon settlement of Credence Restricted Stock Units eligible for registration on Form S-8 and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement thereafter for so long as any of such options or other rights remain outstanding.

5.12 Treatment as Reorganization.

(a) None of LTX, Merger Sub or Credence shall, and they shall not permit any of their respective Subsidiaries to, take any action (or fail to take any action) prior to or following the Closing that would reasonably be expected to cause the Merger to fail to qualify as a reorganization with the meaning of Section 368(a) of the Code.

(b) LTX, on its behalf and on behalf of Merger Sub, and Credence shall execute and deliver to each of Wilmer Cutler Pickering Hale and Dorr LLP, counsel to LTX and Merger Sub (“WilmerHale”), and Morrison & Foerster LLP, counsel to Credence (“MoFo”), tax representation letters in customary form at such time or times as reasonably requested by each such law firm in connection with its delivery of the tax opinions referred to in Section 6.1(f) and tax opinions satisfying the requirements of Item 601 of Regulation S-K promulgated under the Securities Act. In rendering such opinions, each of such counsel shall be entitled to rely on the tax representation letters referred to in this Section 5.12(b).

5.13 Board of Directors and Senior Management.

(a) On or prior to the Effective Time, LTX shall take all action necessary to (i) cause the number of directors that will comprise the full Board of Directors of LTX effective as of immediately following the Effective Time to be fixed at nine, (ii) cause the Board of Directors of LTX effective as of immediately following the Effective Time to consist of (A) LTX’s Chief Executive Officer, (B) Credence’s Chief Executive Officer, (C) four additional members of LTX’s Board of Directors as of the date hereof designated by LTX and (D) three additional members of Credence’s Board of Directors as of the date hereof designated by Credence, (iii) cause the individuals identified or designated pursuant to subclauses (B) and (D) of the preceding clause (ii) to be appointed to the Board of Directors of LTX effective as of immediately following the Effective Time, and (iv) effective immediately prior to the appointment of the individuals specified in the preceding clause (iii), obtain the resignations of the LTX directors who are not identified or designated pursuant to subclauses (A) and (C) of the preceding clause (ii). Prior to the time that LTX takes the actions specified in clause (ii) of the preceding sentence, the Board of Directors of Credence shall approve the nomination for election and the election to the Board of Directors of LTX of each of the persons identified in such clause (ii).

(b) Credence shall take all action necessary to cause the number of directors that comprise the full Board of Directors of Credence to be fixed at seven and to cause one member of LTX’s Board of Directors as of the date hereof designated by LTX (who shall be one of the four members of LTX’s Board of Directors designated pursuant to Section 5.13(a)(ii)(C) above) to be appointed to the Board of Directors of Credence not more than three and not less than one day prior to the Closing Date.

(c) On or prior to the Effective Time, the Board of Directors of LTX shall take all actions necessary to cause (i) LTX’s Chief Executive Officer to continue as Chief Executive Officer of LTX from and after the Effective Time, (ii) LTX’s Chief Financial Officer to continue as Chief Financial Officer of LTX from and after the Effective Time and (iii) Credence ‘s Chief Executive Officer to be appointed as the Executive Chairman of the Board of LTX from and after the Effective Time, each to hold office until his successor is elected and qualified or otherwise in accordance with the LTX Charter Documents.

5.14 Section 16 Matters. Prior to the Effective Time, LTX and Credence shall take all such steps as may be required (to the extent permitted under applicable Legal Requirements) to cause any dispositions of Credence Common Stock (including derivative securities with respect to Credence Common Stock) resulting from the transactions contemplated by Article I of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Credence, and the acquisition of LTX Common Stock (including derivative securities with respect to LTX Common Stock) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to LTX, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.15 Merger Sub Compliance. LTX shall cause Merger Sub to comply with all of Merger Sub’s obligations under or relating to this Agreement. Merger Sub shall not engage in any business which is not in connection with the Merger and the transactions contemplated hereby.

5.16 Reservation of LTX Common Stock. Effective at or prior to the Effective Time, LTX shall reserve (free from preemptive rights) out of its reserved but unissued or treasury shares of LTX Common Stock, for the purposes of effecting the conversion of the issued and outstanding shares of Credence Common Stock pursuant to this Agreement, sufficient shares of LTX Common Stock to provide for such conversion as well as the issuance of LTX Common Stock upon the exercise or settlement of Credence Options, Credence Restricted Stock and Credence Restricted Stock Units assumed by LTX under Section 5.9.

5.17 Credence Convertible Notes.

(a) Credence shall use reasonable best efforts to provide, or shall use reasonable best efforts to cause to be provided, in accordance with the applicable provisions of the Indenture, to the trustee under the Indenture and to each Holder (as defined in the Indenture), any notices required by the Indenture in connection with the Merger.

(b) LTX and the Surviving Corporation shall, on the Closing Date, execute such supplemental indenture to the Indenture as may be required under the Indenture in connection with the Merger.

(c) Credence or the Surviving Corporation, as applicable, shall use reasonable best efforts to take all such further actions, including the delivery of any officers’ certificates and opinions of counsel required by the Indenture, as may be necessary to comply with all of the terms and conditions of the Indenture in connection with the Merger.

(d) Credence shall give LTX (i) prompt notice of any written notices or demands to or upon Credence in respect of the Credence Convertible Notes or the Indenture and any other documents or instruments that relate to such notices or demands received by Credence and (ii) the opportunity to direct all negotiations and proceedings with respect to such notices or demands. Credence shall not, except with the prior written consent of LTX, enter into any agreement or Contract or make any payment with respect to any notices or demands to or upon Credence in respect of the Credence Convertible Notes or the Indenture or offer to settle or settle with respect to any such notices or demands.

ARTICLE VI

CONDITIONS TO THE MERGER

6.1 Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Legal Requirements) on or prior to the Closing Date of the following conditions:

(a) LTX Stockholder Approval. The Share Issuance and the Charter Amendment shall have been approved by the requisite vote under applicable Legal Requirements and the rules and regulations of Nasdaq by the stockholders of LTX.

(b) Credence Stockholder Approval. This Agreement shall have been adopted by the requisite vote under applicable Legal Requirements by the stockholders of Credence.

(c) No Order. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which (i) is in effect and (ii) has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(d) Registration Statement Effective. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose shall have been initiated or threatened in writing by the SEC.

(e) HSR Act and Antitrust Matters. The waiting period (and any extension thereof) under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated. Satisfaction of other material foreign antitrust requirements reasonably determined to apply prior to the Closing in connection with the transactions contemplated hereby shall have been obtained.

(f) Tax Opinions. LTX and Credence shall each have received written opinions from their tax counsel (WilmerHale and MoFo, respectively), in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code (the issuance of such opinions shall be conditioned upon the receipt by such counsel of the tax representation letters of LTX, Merger Sub and Credence referred to in Section 5.12(b)) and such opinions shall not have been withdrawn.

(g) Nasdaq Listing. The shares of LTX Common Stock to be issued in connection with the Merger and the transactions contemplated hereby shall have been authorized for listing on Nasdaq, subject to official notice of issuance.

6.2 Additional Conditions to the Obligations of Credence. The obligation of Credence to consummate and effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Credence:

(a) Representations and Warranties. The representations and warranties of LTX and Merger Sub contained in this Agreement shall be true and correct on and as of the Closing Date except (A) for failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on LTX and its Subsidiaries, taken as a whole, or (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (A), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (x) all “Material Adverse Effect” qualifications (other than the Material Adverse Effect qualification set forth in Section 3.5) and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded and (y) any update of or modification to the LTX Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded). Credence shall have received a certificate with respect to the foregoing signed on behalf of LTX, with respect to the representations and warranties of LTX, by an authorized executive officer of LTX and a certificate with respect to the foregoing signed on behalf of Merger Sub, with respect to the representations and warranties of Merger Sub, by an authorized executive officer of Merger Sub.

(b) Agreements and Covenants. LTX and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and Credence shall have received a certificate with respect to the foregoing signed on behalf of LTX, with respect to the covenants of LTX, by an authorized executive officer of LTX and a certificate with respect to the foregoing signed on behalf of Merger Sub, with respect to the covenants of Merger Sub, by an authorized executive officer of Merger Sub.

(c) Material Adverse Effect. No Material Adverse Effect on LTX shall have occurred since the date hereof and be continuing.

6.3 Additional Conditions to the Obligations of LTX. The obligations of LTX and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by LTX and Merger Sub:

(a) Representations and Warranties. The representations and warranties of Credence contained in this Agreement shall be true and correct on and as of the Closing Date except (A) for failures to be true and correct that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Credence and its Subsidiaries, take as a whole, or (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (A), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (x) all “Material Adverse Effect” qualifications (other than the Material Adverse Effect qualification set forth in Section 2.5) and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded and (y) any update of or modification to the Credence Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded). LTX and Merger Sub shall have received a certificate with respect to the foregoing signed on behalf of Credence by an authorized executive officer of Credence.

(b) Agreements and Covenants. Credence shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and LTX and Merger Sub shall have received a certificate to such effect signed on behalf of Credence by an authorized executive officer of Credence.

(c) Material Adverse Effect. No Material Adverse Effect on Credence shall have occurred since the date hereof and be continuing.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after the requisite approvals of the stockholders of Credence or LTX:

(a) by mutual written consent duly authorized by the Boards of Directors of LTX and Credence;

(b) by either Credence or LTX if the Merger shall not have been consummated by January 20, 2009, (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;

(c) by either Credence or LTX if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

(d) by either Credence or LTX if the required approval of the stockholders of Credence contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Credence stockholders duly convened therefor or at any adjournment or postponement thereof at which the applicable vote is taken;

(e) by either Credence or LTX if the required approval of the stockholders of LTX contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of the LTX stockholders duly convened therefor or at any adjournment or postponement thereof at which the applicable vote is taken;

(f) by LTX if a Triggering Event (as defined below in this Section 7.1) with respect to Credence shall have occurred, provided that any such termination must occur within 10 business days after the Triggering Event;

(g) by Credence if a Triggering Event with respect to LTX shall have occurred, provided that any such termination must occur within 10 business days after the Triggering Event;

(h) by Credence (as authorized by its Board of Directors), upon a breach of any representation, warranty, covenant or agreement on the part of LTX set forth in this Agreement, or if any representation or warranty of LTX shall have become inaccurate, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that if such inaccuracy in LTX’s representations and warranties or breach by LTX is curable by LTX prior to the Outside Date, then

Credence may not terminate this Agreement under this Section 7.1(h) prior to 30 days following the receipt of written notice from Credence to LTX of such inaccuracy or breach; provided further that LTX exercises commercially reasonable efforts to cure such breach through such 30 day period (it being understood that Credence may not terminate this Agreement pursuant to this Section 7.1(h) if it shall have materially breached this Agreement or if such inaccuracy or breach by LTX is cured in all material respects within such 30 day period); and

(i) by LTX (as authorized by its Board of Directors), upon a breach of any representation, warranty, covenant or agreement on the part of Credence set forth in this Agreement, or if any representation or warranty of Credence shall have become inaccurate, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that if such inaccuracy in Credence’s representations and warranties or breach by Credence is curable by Credence prior to the Outside Date, then LTX may not terminate this Agreement under this Section 7.1(i) prior to 30 days following the receipt of written notice from LTX to Credence of such inaccuracy or breach; provided further that Credence exercise commercially reasonable efforts to cure such breach through such 30 day period (it being understood that LTX may not terminate this Agreement pursuant to this Section 7.1(i) if it shall have materially breached this Agreement or if such inaccuracy or breach by Credence is cured in all material respects within such 30 day period).

For the purposes of this Agreement, a “Triggering Event,” with respect to LTX or Credence, as the case may be, shall be deemed to have occurred if: (i) its Board of Directors or any committee thereof shall for any reason have made a Change of Recommendation, (ii) it shall have failed to include in the Proxy Statement/Prospectus the recommendation of its Board of Directors in favor of, in the case of LTX, approval of the Share Issuance and the Charter Amendment, or in the case of Credence, the adoption of this Agreement, (iii) after receipt by LTX or Credence, as the case may be, of a publicly disclosed Acquisition Proposal, its Board of Directors fails to reaffirm (publicly, if so requested) its recommendation in favor of, in the case of LTX, approval of the Share Issuance and the Charter Amendment, or in the case of Credence, the adoption of this Agreement, within 10 business days after the other party hereto requests in writing that such recommendation be reaffirmed, (iv) its Board of Directors or any committee thereof shall have approved or recommended any Acquisition Proposal, (v) it shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Acquisition Proposal (other than a confidentiality agreement as contemplated by Section 5.3(c)(i)), (vi) a tender or exchange offer relating to its securities shall have been commenced by a Person unaffiliated with the other party hereto and it shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within 10 business days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Board of Directors of such party recommends rejection of such tender or exchange offer, (vii) it shall have publicly announced its intention to do any of the foregoing or (viii) it has materially breached the provisions of Section 5.2 or 5.3 hereof.

7.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of a valid written notice of the terminating party to the other party hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (a) as set forth in Section 5.4(a), this Section 7.2, Section 7.3 and Article VIII, each of which shall survive the termination of this Agreement, and (b) nothing herein shall relieve any party from liability for damages for fraud in connection with, or any intentional or willful breach of, this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, which agreement shall survive termination of this Agreement in accordance with its terms.

7.3 Fees and Expenses.

(a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that LTX and Credence shall share equally all fees and expenses, other than attorneys’ and accountants’ fees and expenses (which shall be paid by the party incurring such fee or expense), incurred in relation to (i) the printing and filing with the SEC of the Proxy Statement/Prospectus (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto and (ii) the filing fee for the Notification and Report Forms filed with the FTC and DOJ under the HSR Act and premerger notification and reports forms under similar applicable Legal Requirements of other jurisdictions, in each case pursuant to Section 5.6(a).

(b) Payments.

(i) Payment by Credence. In the event that this Agreement is terminated:

(1) by LTX pursuant to Section 7.1(f), then Credence shall promptly, but in no event later than two business days after the date of such termination, pay LTX a fee equal to $6,750,000 in immediately available funds (the “Credence Termination Fee”); or

(2)(x) by LTX or Credence pursuant to Section 7.1(b) or Section 7.1(d) and (y) following the date hereof and prior to the termination of this Agreement pursuant to Section 7.1(b) or Section 7.1(d), as the case may be, any Acquisition Proposal with respect to Credence shall have been made known to Credence or publicly disclosed and, in either case, not withdrawn and (A) within 12 months following the termination of this Agreement an Acquisition (as defined in Section 7.3(b)(iv)) of Credence is consummated or (B) within 12 months following the termination of this Agreement Credence enters into an agreement providing for an Acquisition of Credence, then Credence shall promptly pay LTX the Credence Termination Fee, but in no event later than two business days after the first to occur of (A) or (B) (it being understood that only one Credence Termination Fee shall be payable in the event that (A) and (B) both occur).

(ii) Payment by LTX. In the event that this Agreement is terminated

(1) by Credence pursuant to Section 7.1(g), then LTX shall promptly, but in no event later than two business days after the date of such termination, pay Credence a fee equal to $6,750,000 in immediately available funds (the “LTX Termination Fee”); or

(2)(x) by Credence or LTX pursuant to Section 7.1(b) or Section 7.1(e) and (y) following the date hereof and prior to the termination of this Agreement pursuant to Section 7.1(b) or Section 7.1(e), as the case may be, any Acquisition Proposal with respect to LTX shall have been made known to LTX or been publicly disclosed and, in either case, not withdrawn and (A) within 12 months following the termination of this Agreement an Acquisition of LTX is consummated or (B) within 12 months following the termination of this Agreement LTX enters into an agreement providing for an Acquisition of LTX, then LTX shall promptly pay Credence the LTX Termination Fee, but in no event later than two business days after the first to occur of (A) or (B) (it being understood that only one LTX Termination Fee shall be payable in the event that (A) and (B) both occur).

(iii) Interest and Costs; Other Remedies. Each of LTX and Credence acknowledges that the agreements contained in this Section 7.3(b) are integral parts of the transactions contemplated by this Agreement, and that, without these agreements, the other party hereto would not enter into this Agreement. Accordingly, if LTX or Credence, as the case may be, fails to pay in a timely manner the amounts due pursuant to this Section 7.3(b), and, in order to obtain such payment, the other party hereto makes a claim that results in a judgment against the party failing to pay for the amounts set forth in this Section 7.3(b), the party so failing to pay shall pay to the other party hereto its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) from the date such payment becomes due pursuant to this Section 7.3(b) to the date paid at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3(b) shall not relieve any party from any liability incurred in the event of breach of this Agreement to the extent provided in clause (b) of Section 7.2 hereof.

(iv) Certain Definitions. For the purposes of this Section 7.3(b) only, “Acquisition,” with respect to a party hereto, shall mean the transactions contemplated by an Acquisition Proposal (other than the transactions contemplated by this Agreement); provided, that for the purpose of this definition, the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 5.3(g)(i), except that references to “15%” therein shall be deemed to be references to “50%.”

7.4 Amendment. Subject to applicable Legal Requirements, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger Agreement and the Merger by the stockholders of LTX and Credence, provided, however, after such approval, no amendment shall be made which by applicable Legal Requirements or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further stockholder approval. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of LTX, Merger Sub and Credence.

7.5 Extension; Waiver. At any time prior to the Effective Time, any party hereto, by action taken or authorized by its Board of Directors, may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Non-Survival of Representations and Warranties. The representations and warranties of Credence, LTX and Merger Sub contained in this Agreement, or any instrument delivered pursuant to this Agreement, shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Article VIII shall survive the Effective Time.

8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by telecopy or facsimile, or (c) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i) if to LTX or Merger Sub, to:

LTX Corporation
825 University Avenue
Norwood, Massachusetts 02062

Attention:	Mark J. Gallenberger
Joseph A. Hedal, Esq.

Telephone No.: (781) 461-1000
Telecopy No.: (781) 329-8836

with copies to:

Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, Massachusetts 02109

Attention:	David E. Redlick, Esq.
Hal J. Leibowitz, Esq.

Telephone No.: (617) 526-6000
Telecopy No.: (617) 526-5000

(ii) if to Credence, to:

Credence Systems Corporation
1421 California Circle
Milpitas, California 95035

Attention:	Kevin C. Eichler
Colin Savoy, Esq.

Telephone No.: (408) 635-4300
Telecopy No.: (408) 635-4987

with copies to:

Morrison & Foerster LLP
755 Page Mill Road
Palo Alto, California 94304
Attention: Richard Scudellari, Esq
Telephone No.: (650) 813-5880
Telecopy No.: (650) 494-0792

8.3 Interpretation; Certain Definitions.

(a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a section of this Agreement unless otherwise indicated. For purposes of this Agreement, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this

Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of such entity and its Subsidiaries, taken as a whole. When reference is made herein to a “business day,” such reference shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in New York, New York are authorized or required by law or other governmental action to close. When reference is made in this Agreement to information that has been “made available,” then (1) with respect to information that has been “made available” to LTX, that shall mean that such information was either (A) included in the Credence Designated SEC Documents or (B) included in the Credence electronic data room no later than 2:00 p.m., Eastern Time, on the date of this Agreement, and (2) with respect to information that has been “made available” to Credence, that shall mean that such information was either (A) included in the LTX Designated SEC Documents or (B) included in the LTX electronic data room no later than 2:00 p.m., Eastern Time, on the date of this Agreement.

(b) For purposes of this Agreement, the term “Credence Designated SEC Reports” shall mean Credence’s Annual Report on Form 10-K for the fiscal year ended November 3, 2007 and any report filed with the SEC by Credence pursuant to the Exchange Act after the date of filing of such Form 10-K filed with the SEC on the SEC’s EDGAR system at least three business days prior to the date of this Agreement (other than any information that is contained solely in the “Risk Factors” and “Note Regarding Forward-Looking Statements” sections of such Credence SEC Reports, and other than any other forward-looking statements contained in such Credence SEC Reports that are of a nature that they speculate about future developments).

(c) For purposes of this Agreement, the term “Knowledge” means, with respect to Credence, the actual knowledge of the individuals listed on Section 8.3(c) of the Credence Disclosure Schedule and, with respect to LTX, the actual knowledge of the individuals listed on Section 8.3(c) of the LTX Disclosure Schedule.

(d) For purposes of this Agreement, the term “LTX Designated SEC Reports” shall mean LTX’s Annual Report on Form 10-K for the fiscal year ended July 31, 2007 and any report filed with the SEC by LTX pursuant to the Exchange Act after the date of filing of such Form 10-K filed with the SEC on the SEC’s EDGAR system at least three business days prior to the date hereof (other than any information that is contained solely in the “Risk Factors” and “Note Regarding Forward-Looking Statements” sections of such Credence SEC Reports, and other than any other forward-looking statements contained in such Credence SEC Reports that are of a nature that they speculate about future developments).

(e) For purposes of this Agreement, the term “Material Adverse Effect,” when used in connection with LTX or Credence, means any change, event, development, violation, circumstance or effect (any such item, an “Effect”) that, individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, has (i) a material adverse effect on the business, operations, assets (including intangible assets), liabilities, capitalization, financial condition or results of operations of such party and its Subsidiaries, taken as a whole, or (ii) a material adverse effect on the ability of such party to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Legal Requirements; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect on LTX or Credence and such party’s Subsidiaries: (A) any Effect resulting from national, regional or world economic conditions or conditions generally affecting the industry in which Credence and LTX operate, except in either case to the extent such party is materially disproportionately affected thereby as compared to such party’s industry peers, (B) any Effect resulting from actions required to be taken by the parties pursuant to the terms of this Agreement (other than, in the case of Credence, Section 4.1(a) and in the case of LTX, Section 4.2(a)), (C) any Effect attributable to the announcement, performance or pendency of the Merger or the other transactions contemplated by this Agreement, (D) a change in the stock price or trading volume of such entity, or any failure of such entity to meet published revenue or earnings projections, provided that clause (D) shall not exclude any underlying Effect which may have caused such change in stock price or trading volume or failure to meet published revenue or earnings projections, (E) any adverse effect resulting from any act of terrorism, war, national or international calamity or any other similar event, except in either case to the extent such party is materially disproportionately affected thereby as compared to such party’s industry peers, (F) any Effect resulting from or relating to any change in generally accepted accounting requirements or principles or (G) any Effect resulting from changes in Legal Requirements, except to the extent such party is materially disproportionately affected thereby as compared to such party’s industry peers.

(f) For purposes of this Agreement, the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

8.4 Disclosure Schedules. The disclosure set forth in the Credence Disclosure Schedule and the LTX Disclosure Schedule shall provide an exception to or otherwise qualify (a) the representations and warranties of Credence and LTX, respectively, contained in the section or subsection of this Agreement corresponding by number to such disclosure and (b) the other representations and warranties in this Agreement to the extent it is reasonably apparent from a reading of such disclosure that such disclosure is applicable to such other representations and warranties. The parties hereby agree that no reference to or disclosure of any item or other matter in the Credence Disclosure Schedule or the LTX Disclosure Schedule shall be construed as an admission or indication that (i) such item or other matter is material, (ii) such item or other matter is required to be referred to or disclosed in the Credence Disclosure Schedule or the LTX Disclosure Schedule, respectively, or (iii) any breach or violation of any Legal Requirements or any Contract exists or has actually occurred.

8.5 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

8.6 Entire Agreement; Third-Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Credence Disclosure Schedule and the LTX Disclosure Schedule, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement and (b) are not intended to confer upon any other Person any rights or remedies hereunder, except as specifically provided, following the Effective Time, in Section 5.10.

8.7 Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.8 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

8.9 Governing Law; Specific Performance; Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

(b) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware).

(c) Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 8.9, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Legal Requirements, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject mater hereof, may not be enforced in or by such courts.

8.10 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.11 Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties. Any purported assignment in violation of this Section 8.11 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.12 Waiver of Jury Trial. EACH OF LTX, MERGER SUB AND CREDENCE HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF LTX, MERGER SUB OR CREDENCE IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

*****

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

LTX CORPORATION

By:	/s/ DAVID G. TACELLI
Name:	David G. Tacelli
Title	CEO and President

ZOO MERGER CORPORATION

By:	/s/ DAVID G. TACELLI
Name:	David G. Tacelli
Title:	President, Chief Executive Officer and Treasurer

CREDENCE SYSTEMS CORPORATION

By:	/S/ LAVI LEV
Name:	Lavi Lev
Title:	President and CEO